AGREEMENT AND PLAN OF MERGER
by and among

BOA PARENT INC.,
a Delaware corporation,

BOA MERGER SUB INC.,
a Delaware corporation,

REEL HOLDING CORP.,
a Delaware corporation,

and
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
a Colorado limited liability company as the Stockholder Representative

Dated as of September 20, 2020

SCHEDULES AND EXHIBITS

Schedules
Schedule 1(D)	Contributing Stockholders
Schedule 1(H)	Signatories to Support Agreements
Schedule 1(I)	Signatories to Non-Competition and Non-Solicitation Agreements
Schedule 1.01(A)	Allocation Schedule
Schedule 1.01(B)	Phantom Equity Grants
Schedule 2.05(b)	Pro Forma Closing Balance Sheet and Closing Working Capital Amount Example
Schedule 6.11(e)	Refund Claims
Schedule 7.02(h)(iv)	Resigning Persons
Schedule 7.02(h)(xii)	Management Reinvestment
Schedule 7.02(h)(xv)	Third Party Consents
Schedule 11.06	Notice Addresses

Exhibits
Exhibit A	Form of Contribution Agreement
Exhibit B	Form of Limited Guaranty
Exhibit C	Form of Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of Support Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of R&W Insurance Policy
Exhibit I	Form of Restrictive Covenants Agreement

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of September 20, 2020 (this “Agreement”), is by and among: (i) Reel Holding Corp., a Delaware corporation (the “Company”), (ii) BOA Parent Inc., a Delaware corporation (“Parent”), (iii) BOA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the appointed representative of the Stockholders (as defined below) (the “Stockholder Representative”). Certain terms used in this Agreement are defined in Section 1.01.
RECITALS
A.The respective boards of directors or managers, as applicable, of Parent, Merger Sub and the Company have each unanimously determined that it is advisable and in the best interests of the respective corporations and their stockholders for Parent to acquire the Company upon the terms and provisions of and subject to the conditions set forth in this Agreement.

B.In furtherance of the acquisition of the Company by Parent, the respective boards of directors or managers, as applicable, of Parent, Merger Sub and the Company have each unanimously approved a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”), in accordance the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and provisions of and subject to the conditions set forth in this Agreement.

C.Pursuant to the Merger, among other things, all of the issued and outstanding Company Common Stock (except for the Contributed Company Common Stock) will be converted into the right to receive the consideration set forth in this Agreement.

D.Concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, certain Stockholders of the Company identified on Schedule 1(D) (collectively, the “Contributing Stockholders”) are entering into a contribution and subscription agreement (the “Contribution Agreement”) with Parent in the form attached hereto as Exhibit A, pursuant to which the Contributing Stockholders have agreed to contribute shares of Company Common Stock equal in value to the amounts set forth on Schedule 1(D) next to their names to BOA Holdings Inc., a Delaware corporation (“Parent TopCo” and such shares, the “Contributed Company Common Stock”) in exchange for shares of common stock, par value $0.001 per share, of Parent TopCo ("Parent TopCo Common Stock"), with such contributions to be effective immediately prior to the Effective Time (collectively, the “Stockholder Contribution”).

E.For U.S. federal income tax purposes, the Merger and the Stockholder Contribution are part of an integrated plan for the capitalization of Parent that is intended to satisfy the requirements of Section 351 of the Code, which integrated plan includes the issuance by Parent TopCo of (i) Parent TopCo Common Stock to Compass Group Diversified Holdings LLC, a Delaware limited liability company (“CODI”) in exchange for its contribution to Parent TopCo of an amount equal to the difference between (x) the Estimated Adjusted Merger Consideration minus (y) the Contribution Amount, and (ii) Parent TopCo Common Stock in exchange for the Contributed Company Common Stock.

F.By resolutions duly adopted, the board of directors of the Company (the “Board of Directors”) has, in light of and subject to the terms and conditions of this Agreement, unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are fair to and in the best interests of the Company and its Stockholders; and (ii) resolved to recommend that its Stockholders approve and adopt this Agreement.

G.In addition to the Company Common Stock, pursuant to the Reel Holding Corp. 2012 Equity Incentive Plan (the “Incentive Plan”), there are outstanding options to purchase 440,241 shares of the Company’s Common Stock (the “Company Stock Options”), all of which, will be handled in accordance with terms set forth in this Agreement.

H.Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Stockholders and others identified on Schedule 1(H) have executed and delivered to Parent a Support Agreement or a Restrictive Covenants Agreement, pursuant to which, among other things, each Stockholder or other party as set forth on Schedule 1(H) has agreed to be bound by the provisions of this Agreement applicable to such Stockholder.

I.Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain members of management of the Company identified on Schedule 1(I) have entered into that certain Non-Competition and Non-Solicitation Agreement, to be effective as of the Closing Date.

J.In connection with the transactions contemplated hereby, CODI has delivered to the Company a fully executed limited guaranty in favor of the Company as of the date hereof with respect to certain of Parent’s obligations under this Agreement (the “Limited Guaranty”) in the form attached hereto as Exhibit B.

AGREEMENT
In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, the Company, and the Stockholder Representative agree as follows:
ARTICLE I
DEFINITIONS

1.01    Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:

“Accounting Firm” has the meaning set forth in Section 6.11(g).
“Accounting Referee” has the meaning set forth in Section 2.06(c)(i).
“Additional Consideration” has the meaning set forth in Section 2.04(b).
“Adjustment Escrow Amount” means $5,000,000, plus any interest accrued thereon in accordance with the Escrow Agreement.
“Advisory Committee” has the meaning assigned to such term in the Stockholder Representative Engagement Letter.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including derivations thereof) means (a) the possession, directly or indirectly, of the power to vote 50% or more of the Equity Securities of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of Equity Securities, by Contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.
“Agreement” has the meaning set forth in the opening paragraph of this Agreement.
“Allocation Schedule” means the schedule in substantially the form attached hereto as Schedule 1.01(A) that, when delivered pursuant to Section 2.05(b), shall set forth the following:
(a)each Stockholder’s name;

(b)each Stockholder’s current mailing and email address;

(c)for each Stockholder, the Certificate or book-entry number(s) and the number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time;

(d)for each Stockholder, the amount of any deductions and withholdings required to be deducted or withheld in accordance with Section 2.09(c) from the portion of the Estimated Stockholder Distribution Amount payable to such Stockholder; and

(e)for each Stockholder, the sum of (i) the product of the Estimated Net Adjusted Merger Consideration multiplied by such Stockholder’s Common Proportionate Share minus (ii) the product of the Stockholder Representative Expense Amount multiplied by such Stockholder’s Common Proportionate Share minus (iii) the product of the Adjustment Escrow Amount multiplied by such Stockholder’s Common Proportionate Share minus (iv) if applicable, the aggregate amount of the Option Exercise Payment Amount owed by such Stockholder to the Company in connection with the exercise of any Company Stock Options held by such Stockholder pursuant to Section 6.12(a) (in each case, for the avoidance of doubt, taking into account the deductions set forth in clause (d) above) minus, (v) solely with respect to the Contributing Stockholders, the Contribution Amount allocable to such Contributing Stockholders’ Contributed Company Common Stock.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction relating to the prevention of corruption and bribery, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977.
“Anti-Money Laundering Laws” means all Applicable Laws of any jurisdiction relating to the prevention of money laundering, including but not limited to the USA Patriot Act of 2001 (Pub. L. No. 107 56) and the U.S. Money Laundering Control Act of 1986, as amended.
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Laws” has the meaning set forth in Section 7.01(a).

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, order, rule, ordinance or decree enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, in each case as of the date of this Agreement, by any Governmental Entity that applies to such Person, its business and its properties.
“Attorney-Client Confidential Information” has the meaning set forth in Section 11.14(b).
“Audited Financial Statements” has the meaning set forth in Section 4.05.
“Banker” means Harris Williams LLC.
“Banker Letter Agreement” means the Letter Agreement, dated as of January 6, 2020, by and between Boa Technology, Inc., a Delaware corporation, and Banker.
“Base Merger Consideration” shall mean $454,000,000.
“BHFS” has the meaning set forth in Section 11.14(a).
“BHFS Work Product” has the meaning set forth in Section 11.14(b).
“Binder Agreement” has the meaning set forth in Section 6.16.
“Board of Directors” has the meaning set forth in the Recitals to this Agreement.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Denver, Colorado are not open for business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116-136 (116th Cong.) (Mar. 27, 2020).
“Cash” means (a) the aggregate amount of cash and cash equivalents of the Company on a consolidated basis as determined in accordance with GAAP, plus (b) the aggregate amount of all checks and drafts deposited into the bank accounts of the Target Companies that have not yet cleared (subject to dollar for dollar adjustment if any such check or draft is not credited to such accounts, or such credit is reversed, by the depository bank); provided, that if such aggregate amount of cash and cash equivalents is a negative number, then it shall include the amount of all fees, penalties or interest related to such negative amount of Cash; and provided further that for purposes of Section 2.05(b), Cash in excess of $6,500,000 shall not be taken into account for purposes of the preparation of the Estimated Closing Statement and the calculation of the Estimated Adjusted Merger Consideration.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Certificate of Merger” has the meaning set forth in Section 2.01(c).
“Change of Control Payment” means any cash payment and any gross-up incurred that are due and payable, by any of the Target Companies, to any current or former officer, director, employee or independent contractor of such Target Company, as applicable, upon, or in connection with, the consummation of the Contemplated Transactions, including the payment of the amounts due upon the consummation of the

Contemplated Transactions pursuant to the terms of the Phantom Equity Grants, together with the portion of any applicable payroll Taxes for which any Target Company is liable in respect thereto.
“Closing” has the meaning set forth in Section 3.01.
“Closing Balance Sheet” has the meaning set forth in Section 2.06(a).
“Closing Cash Amount” means (a) the aggregate amount of Cash as of 12:01 a.m. Mountain Time on the Closing Date, minus (b) any Restricted Cash, which amount calculated pursuant to clauses (a) and (b) may be a positive or negative number, plus (c) the hypothetical amount of the Option Exercise Payment Amounts for all vested Company Stock Options.
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Date Tax Return” has the meaning set forth in Section 6.11(a).
“Closing Indebtedness” means all of the Indebtedness of the Target Companies as of 12:01 a.m. Mountain Time on the Closing Date.
“Closing Working Capital Amount” means the amount of the Working Capital of the Target Companies as of 12:01 a.m. Mountain Time on the Closing Date, as deemed final, binding, and conclusive in accordance with Section 2.06.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“CODI” has the meaning set forth in the Recitals.
“Collateral Agreements” means this Agreement, the Contribution Agreement, the Certificate of Merger, the Escrow Agreement, the Support Agreements, the Limited Guaranty, the Non-Competition and Non-Solicitation Agreements; and the Letters of Transmittal, together with such other agreements, certificates and documents delivered or caused to be delivered by the Parties incident to or in connection with the Closing.
“Common Pre-Contribution Proportionate Share” means for each Contributing Stockholder the quotient obtained when dividing (a) the total number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time (including, for the avoidance of doubt, the total number of shares of Company Common Stock into which any Company Stock Option held by such Stockholder is exercisable immediately prior to the Effective Time) by (b) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the total number of shares of Company Common Stock into which all vested Company Stock Options that are exercisable into immediately prior to the Effective Time).
“Common Proportionate Share” means for each Stockholder, the quotient obtained when dividing (a) the total number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time (including, for the avoidance of doubt, the total number of shares of Company Common Stock into which any Company Stock Option held by such Stockholder is exercisable immediately prior to the Effective Time, but excluding all shares of Contributed Company Common Stock) by (b) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the total number of shares of Company Common Stock into which all vested Company Stock Options that are exercisable into immediately prior to the Effective Time, but excluding all shares of Contributed Company Common Stock).

“Company” has the meaning set forth in the opening paragraph of this Agreement.
“Company Benefit Plan” has the meaning set forth in Section 4.15(a).
“Company Common Stock” means, collectively, all of the shares of shares of common stock of the Company, par value $0.0001 per share.
“Company Fundamental Representations” means, collectively, the representations and warranties of the Company set forth in Section 4.01 (Organization and Existence), Section 4.02 (Capitalization), Section 4.03 (Authority; Execution and Delivery; Enforceability) and Section 4.28 (Brokers).
“Company Intellectual Property” has the meaning set forth in Section 4.10(a).
“Company Material Adverse Effect” means any change, effect, or circumstance that, individually or when taken together with all other such similar or related changes, effects, or circumstances that have occurred prior to the date of determination of the occurrence of such change, effect, or circumstance, is durationally significant and materially adverse (a) to the business or financial condition of the Target Companies, taken as a whole; or (b) the ability of the Company to consummate the Contemplated Transactions; provided, however, that such change, effect, or circumstance shall not be deemed to constitute a “Company Material Adverse Effect” to the extent that any change, effect, or circumstance described in clause (a) or (b) resulted or arose from, or is related to: (i) the actions or inactions in compliance with, or as required or permitted in accordance with, the terms and conditions of this Agreement or with or at the request of Parent; (ii) a change in general political, economic, or financial market conditions (except if such conditions have a disproportionately adverse effect on the Target Companies, taken as a whole, relative to other Persons operating in the industries in which the Target Companies operate generally); (iii) a change that affected the industries in which the Target Companies operate generally (except if such change has a disproportionately adverse effect on the Target Companies, taken as a whole, relative to other Persons operating in the industries in which the Target Companies operate generally); (iv) the announcement or pendency of this Agreement and the Contemplated Transactions; (v) any changes after the date of this Agreement in GAAP or Applicable Law or the enforcement, implementation or interpretation thereof (except if such changes have a disproportionately adverse effect on the Target Companies, taken as a whole, relative to other Persons operating in the industries in which the Target Companies operate generally); (vi) the Target Companies’ business relationship with Parent or any of its Affiliates; (vii) natural disaster, sabotage, acts of terrorism, civil unrest, rioting, looting or war (whether or not declared) or other outbreak of hostilities or escalation thereof; (viii) the dividend, distribution or other use of the Target Companies’ Cash on hand in a manner that is permitted under Section 6.14; (ix) the failure of the Company to meet its financial projections; (x) the presence or spread of the virus SARS-CoV2 or the disease COVID-19 caused by such virus (as each of the virus and the disease have been identified by the World Health Organization) or any shelter-in-place or stay at home order issued by any Governmental Entity in response thereto; or (xi) any breach of this Agreement by Parent or Merger Sub.
“Company Stock Options” has the meaning set forth in the Recitals to this Agreement.
“Company Subsidiaries” has the meaning set forth in Section 4.02(b).
“Company Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by or on behalf of the Target Companies, including (a) any fees payable to the Banker, (b) consulting fees, advisory fees, monitoring fees, service fees, director fees or management fees payable to any Stockholder or any of its Affiliates, (c) the portion of any applicable payroll Taxes the Target Companies are liable for or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Target Companies in respect the of any Company Stock Options exercised pursuant to Section 6.12(a), (d) the premium for the Tail Policy, (e) 50% of any fees payable to the Escrow Agent, (f) any fees payable to the Payments Administrator, (g) 50% of the filing fee payable upon the filing of a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act and any other comparable Antitrust Laws, and (h) as otherwise specified in this Agreement.
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of February 7, 2020, by and between the Banker (on behalf of the Company) and Compass Group Management LLC, as modified, amended and supplemented.
“Contemplated Transactions” means the Merger, the Stockholder Contribution and the transactions contemplated by this Agreement.
“Contract” means any legally binding contract, agreement, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, purchase order, sales order, work order, insurance policy, lease, license, commitment, assurance, undertaking or other instruments of any kind, whether written or oral, to which a Person is a party, is otherwise bound or by which such Person’s assets are bound or subject or under which such Person has or may have any liability.
“Contributed Company Common Stock” has the meaning set forth in the Recitals to this Agreement.
“Contributing Stockholders” has the meaning set forth in the Recitals to this Agreement.
“Contribution Agreement” has the meaning set forth in the recitals hereto.
“Contribution Amount” means the product of the Estimated Net Adjusted Merger Consideration multiplied by each Contributing Stockholder’s Common Pre-Contribution Proportionate Share allocable to the Contributed Company Common Stock.
“Current Assets” means on a consolidated basis all of the Company’s current assets identified as being included in the calculation of Working Capital on Schedule 2.05(b), which, to the extent identified as being included in the calculation of Working Capital, shall be determined in accordance with GAAP and shall be subject to the adjustments set forth on Schedule 2.05(b). For the avoidance of doubt, “Current Assets” shall exclude Cash, marketable securities and Tax assets.
“Current Liabilities” means on a consolidated basis all of the Company’s current liabilities identified as being included in the calculation of Working Capital on Schedule 2.05(b), which, to the extent identified as being included in the calculation of Working Capital, shall be determined in accordance with GAAP and shall be subject to the adjustments set forth on Schedule 2.05(b). For the avoidance of doubt, “Current Liabilities” shall exclude all (i) Closing Indebtedness, Change of Control Payments, Stockholder Representative Expense Amount and Company Transaction Expenses, in each case, paid at or prior to Closing, (ii) Tax liabilities, and (iii) the current portion of any deferred lease incentive.
“Disclosure Schedule” has the meaning set forth in the introduction to Article IV.
“Dispute” has the meaning set forth in Section 11.14(a).
“Effective Time” has the meaning set forth in Section 2.01(c).

“Entity” means any corporation, partnership, limited liability company, professional association, trust or other entity.
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, storm water, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (g) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (i) regulating, or creating any liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act, federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right-to-Know Act, and their state counterparts; and (j) the protection or preservation of public health or the Environment.
“Environmental Permits” means all Permits required under any Environmental Law.
“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, unit or membership interest, partnership interest or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.
“ERISA” has the meaning set forth in Section 4.15(a).
“Escrow Account” means the escrow account established pursuant to the terms of the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.
“Escrow Agent” means Wells Fargo, N.A., as escrow agent under the Escrow Agreement.
“Escrow Agreement” has the meaning set forth in Section 2.03.

“Estimated Adjusted Merger Consideration” means a dollar amount equal to (a) the Base Merger Consideration, plus (b) the Estimated Closing Cash Amount, plus (c) the Estimated Closing Working Capital Adjustment Amount.
“Estimated Adjustment Amount” means a dollar amount, which may be a negative number, equal to the sum of (i) the Estimated Closing Working Capital Adjustment Amount, plus (ii) the Estimated Closing Cash Amount, minus (iii) the Estimated Closing Indebtedness Amount, minus (iv) the Estimated Closing Company Transaction Expenses Amount.
“Estimated Closing Cash Amount” has the meaning set forth in Section 2.05(b).
“Estimated Closing Company Transaction Expenses Amount” has the meaning set forth in Section 2.05(b).
“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.05(b).
“Estimated Closing Statement” has the meaning set forth in Section 2.05(b).
“Estimated Closing Working Capital Adjustment Amount” means a dollar amount, which may be a negative number, equal to the Estimated Closing Working Capital Amount minus the Working Capital Target.
“Estimated Closing Working Capital Amount” has the meaning set forth in Section 2.05(b).
“Estimated Net Adjusted Merger Consideration” has the meaning set forth in Section 2.02.
“Estimated Stockholder Distribution Amount” means a dollar amount equal to (a) the Estimated Net Adjusted Merger Consideration, minus (b) the Stockholder Representative Expense Amount, minus (c) the Adjustment Escrow Amount, minus (d) the Contribution Amount, minus (e) the hypothetical amount of the Option Exercise Payment Amounts for all vested Company Stock Options.
“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020).
“Final Adjustment Amount” means a dollar amount, which may be a negative number, equal to the sum of (i) the Final Closing Working Capital Adjustment Amount, plus (ii) the Final Closing Cash Adjustment Amount, minus (iii) the Final Closing Indebtedness Adjustment Amount, and minus (iv) the Final Closing Company Transaction Expenses Adjustment Amount.
“Final Closing Cash Adjustment Amount” means the dollar amount, which may be a negative number, equal to the Final Closing Cash Amount minus the Estimated Closing Cash Amount.
“Final Closing Cash Amount” means the dollar amount of the Closing Cash Amount as of 12:01 a.m. Mountain Time on the Closing Date, as deemed final, binding, and conclusive in accordance with Section 2.06.
“Final Closing Company Transaction Expenses Adjustment Amount” means the dollar amount, which may be a negative number, equal to the Final Closing Company Transaction Expenses Amount minus the Estimated Closing Company Transaction Expenses Amount.

“Final Closing Company Transaction Expenses Amount” means the dollar amount of the Company Transaction Expenses as of 12:01 a.m. Mountain Time on the Closing Date, as deemed final, binding, and conclusive in accordance with Section 2.06.
“Final Closing Indebtedness Adjustment Amount” means the dollar amount, which may be a negative number, equal to the Final Closing Indebtedness Amount minus the Estimated Closing Indebtedness Amount.
“Final Closing Indebtedness Amount” means the dollar amount of the Closing Indebtedness as of 12:01 a.m. Mountain Time on the Closing Date, as deemed final, binding, and conclusive in accordance with Section 2.06.
“Final Closing Working Capital Adjustment Amount” means the dollar amount, which may be a negative number, equal to the Final Closing Working Capital Amount minus the Estimated Closing Working Capital Amount.
“Final Closing Working Capital Amount” means the dollar amount of the Working Capital as of 12:01 a.m. Mountain Time on the Closing Date, as deemed final, binding, and conclusive in accordance with Section 2.06.
“Financial Statements” has the meaning set forth in Section 4.05.
“Foreign Benefit Plan” has the meaning set forth in Section 4.15(a).
“Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties expressly set forth in Article IV, committed with intent to deceive a party to this Agreement, and to induce it to enter into this Agreement and requires (a) a false representation or warranty of material fact; (b) knowledge by the party making such representation or warranty that such representation or warranty is false; (c) reliance upon such false representation or warranty; and (d) damage by reason of such reliance. “Fraud” does include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise) other than actual and intentional fraud.
“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date applied on a consistent basis.
“Glenbrook” has the meaning set forth in Section 6.16.
“Glenbrook Partial Redemption” has the meaning set forth in Section 6.16.
“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau, or commission or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.
“Hazardous Material” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl or per- and polyfluoroalkyl substance; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Applicable Law (including CERCLA and any other so called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Applicable Law which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a), (b), (c) or (d) above.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, without duplication, the outstanding principal amount of, accrued and unpaid interest, prepayment and redemption premiums or penalties, costs breakage fees or other amounts payable on discharge (if any), unpaid fees or expenses or other monetary obligations in respect of: (a) all outstanding indebtedness of such Person for borrowed money or for the deferred purchase price of equity, property or services; (b) all outstanding indebtedness of such Person evidenced by a note, bond, debenture or similar instrument; (c) obligations, contingent or otherwise, of such Person in respect of letters of credit, bankers acceptances, surety or performance bonds and the like, in each case solely to the extent payments have been made (and not repaid) in respect thereof; (d) all payment obligations of such Person under any interest rate protection agreements, forward contract, foreign currency hedge or other hedging or similar agreements to the extent constituting a liability under GAAP, (e) any guaranty by such Person of Indebtedness of another Person, (f) all obligations under or in respect of leases required to be capitalized under GAAP, (g) the deferred revenue of the Target Companies, and (h) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of any Target Company who terminated employment or whose services to any Target Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation liabilities of any Target Company, together, in each case, with any associated employer payroll taxes (provided, however, that this clause (h) shall exclude, specifically, the Change of Control Payments). Notwithstanding the foregoing and for the avoidance of doubt, Indebtedness shall not include (i) trade payables to the extent included as Current Liabilities in the calculation of the Final Closing Working Capital Amount, (ii) employee compensation incurred in the ordinary course of business, (iii) any obligations under any performance bond, letter of credit or similar security to the extent undrawn or uncalled (except to the extent all conditions to any draw have been satisfied prior to the Closing Date), (iv) any Indebtedness included in the calculation of Current Liabilities in the determination of the Final Closing Working Capital Amount, (v) any intercompany Indebtedness of the Target Companies, (vi) any Indebtedness incurred by Parent or any of its Affiliates (and subsequently assumed by the Company or any of its Subsidiaries) on or before the Closing Date, and (vii) Company Transaction Expenses.
“Indemnified Taxes” means, without duplication, (i) all Taxes of the Stockholders (including Taxes of the Stockholders that could become a liability of, or be assessed or collected against, Parent or any of its Affiliates (including the Target Companies and the Surviving Corporation after the Closing) or that could give rise to a Lien on any of the assets, properties or rights of any of the Target Companies); (ii) all Taxes of the Target Companies that are attributable to any Pre-Closing Tax Period, including (for the avoidance of doubt) the pre-Closing portion of any Straddle Period (and treating the following as Taxes described in this clause (ii)): (1) any Taxes of the Company or any of its Subsidiaries (including Taxes imposed on the Surviving Corporation as the successor of the Company) that are attributable to events, payments or transactions that occurred prior to the Closing but the payment and/or liability for which have been deferred pursuant to any Pandemic Response Law, (2) any Taxes imposed on the Company (or the Surviving Corporation as the successor of the Company) or any Subsidiary of the Company with respect to any Subsidiary of the Company (or other entity in which the Company or any Subsidiary holds a direct or indirect interest classified as equity) that is a “controlled foreign corporation” (within the meaning of Section 957(a)

of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) or generating income that is “global intangible low-taxed income” (within the meaning of Section 951A of the Code), in each case with respect to a Pre-Closing Tax Period as if the Closing Date were the end of the taxable year, and (3) any Taxes of the Company (including the Surviving Corporation as the successor of the Company) or any of its Subsidiaries imposed by application of Section 965 of the Code (including Taxes that have been deferred pursuant to an election under Section 965(h) of the Code (or any similar provision of Applicable Law)); (iii) any transfer taxes (if any) for which the Stockholders are liable pursuant to Section 6.13; (iv) Taxes (or associated losses) incurred, sustained or suffered by the Parent or any of its Affiliates (including the Target Companies or the Surviving Corporation after the Closing) attributable to a breach of (A) any representation or warranty contained in Section 4.13(k), Section 4.13(m), or Section 4.13(o) through Section 4.13(t) or (B) any covenant of Stockholders or Stockholders Representative set forth in Section 6.11; and (v) any attorneys’ fees, costs and other out-of-pocket expenses incurred by Parent or any of its Affiliates (including Target Companies or the Surviving Corporation after the Closing) with respect to the foregoing.
“Indemnifying Parties” has the meaning set forth in Section 9.02(a).
“Intellectual Property” means: all intellectual property or proprietary rights in intangible property recognized in any country or jurisdiction in the world, including any of the following to the extent protectable by Applicable Law: (a) all patents and patent applications, and other similar or equivalent statutory rights with respect to the protection of inventions, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, provisionals, non-provisionals, revisions, extensions and re-examinations thereof (b) all trade names, trade dress, trademarks, services marks and all other indicia of origin, together with all goodwill associated therewith, and all applications and registrations in connection therewith; (c) all works of authorship and copyrights and all applications and registrations in connection therewith; (d) all rights in confidential and proprietary information, including trade secrets and confidential know-how; (e) domain names and uniform resource locators, rights in social media accounts and user names, or any registrations therefor; (f) moral rights, publicity rights, and data base rights; and (g) all tangible embodiments of any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.05.
“International Trade Laws” means all applicable Laws of any jurisdiction pertaining to trade and economic sanctions, export controls, and customs, including, such laws and regulations administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, and the U.S. Department of State.
“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel.
“Knowledge Group” means each of David Dickensheets, Ryan Hoeft, Merle McCreery, Ilya Minkin, Shawn Neville and Raymond Wong.
“Knowledge of the Company” and other phrases of like substance mean the actual knowledge of the individuals comprising the Knowledge Group, after reasonable due inquiry. Notwithstanding the foregoing, “reasonable due inquiry” will not require any of the members of the Knowledge Group to make inquiries of (i) any Governmental Entity or landlord or, solely in the case of the representations set forth in clause (ii) of Section 4.16(f), any non-management level employee, in each case, as to the facts or matters represented or warranted; or (ii) any customer, supplier or vendor, other than with respect to any customer, supplier or vendor that has indicated an intent change, or has otherwise changed, its ordinary course of business with the Company (including, without limitation, making any changes in ordering volume, frequency, etc., that would indicate an intention to change such customer’s, supplier’s or vendor’s ordinary course of business with the Company) in the 90 days immediately preceding the date of this Agreement.
“Leased Property” has the meaning set forth in Section 4.09(a)
“Leases” has the meaning set forth in Section 4.09(a).
“Letter of Transmittal” has the meaning set forth in Section 2.09(a).
“Liens” means with respect to any property or asset, any mortgage, deed of trust, pledge, security interest, lien, statutory lien, charge, conditional sale or other title retention agreement, lease, sublease, easement, right, option, claims, restriction or other encumbrance relating to such property or asset, other than restrictions on transfer of securities imposed by applicable state and federal securities laws.
“Limited Guaranty” has the meaning set forth in the Recitals.
“Major Brand Partners” has the meaning set forth in Section 4.21.
“Major Customers” has the meaning set forth in Section 4.21.
“Major Suppliers” has the meaning set forth in Section 4.22.
“Material Contracts” has the meaning set forth in Section 4.11(a).
“Merger” has the meaning set forth in the Recitals to this Agreement.
“Merger Sub” has the meaning set forth in the opening paragraph of this Agreement.
“Mountain Time” means Mountain Standard Time or Mountain Daylight Time, as applicable, on the date of the applicable event.
“Net Operating Loss Carryforward” shall mean the aggregate net operating loss of the Target Companies at the end of the Closing Date that the Target Companies are entitled to carry forward into Post-Closing Tax Periods in accordance with Applicable Law, and which are not carried back to Pre-Closing Tax Periods by the Stockholders in accordance with Section 6.11(d).
“Net Operating Loss Tax Benefit” has the meaning set forth in Section 6.11(f).
“Non-Competition and Non-Solicitation Agreements” means the Non-Competition and Non-Solicitation Agreements between the Company and each of parties listed on Schedule 1(I) substantially in the form attached hereto as Exhibit C.
“Objection Notice” has the meaning set forth in Section 2.06(b).
“Option Exercise Payment Amount” means, for any Company Stock Option, the amount of the cash exercise price for such Company Stock Option.
“Option Holder” means each holder of a Company Stock Option.

“Organizational Documents” means, with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.
“Outside Date” has the meaning set forth in Section 8.01(b).
“Pandemic Response Laws” means the CARES Act, the FFCRA, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“Parent” has the meaning set forth in the opening paragraph of this Agreement.
“Parent Group” has the meaning set forth in Section 11.14(a).
“Parent Indemnified Parties” has the meaning set forth in Section 9.02(a).
“Parent Proposed Adjustment Amount” has the meaning set forth in Section 2.06(a).
“Parent TopCo Common Stock” has the meaning set forth in the Recitals.
“Party” or “Parties” means the Company, Parent, Merger Sub, and the Stockholder Representative.
“Payments Administrator” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as the payments administrator in connection herewith pursuant to the Payments Agreement.
“Payments Agreement” means that certain Payments Administration Agreement to be entered into at or prior to Closing by and among Parent, the Stockholder Representative and the Payments Administrator.
“Payroll Company” means Ultimate Software, the Company’s domestic payroll agent and each payroll agent used by the Company in foreign jurisdictions, and, if applicable, any replacement payroll agent selected by the Surviving Corporation and any payroll agent used by the Surviving Corporation in foreign jurisdiction.
“Permit” means any permit, license, franchise, approval, consent, waiver, concession, exemption, order, notice, certificate, clearance, certification, registration, qualification or other authorization issued or granted by any Governmental Entity or pursuant to any Applicable Law.
“Permitted Liens” means (a) the Liens set forth on Section 4.08 of the Disclosure Schedule, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens that arise in the ordinary course of business (including Liens created by operation of Applicable Law) and the related liabilities of any of the Target Companies that are not overdue or otherwise in default beyond applicable notice and cure periods or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established as required pursuant to GAAP, (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established as required pursuant to GAAP, (d) Liens in favor of the lessors under the Leases that arise pursuant to applicable law, (e) Liens encumbering the interests of the lessors (and not of the lessees) in the Leased Property, including any Liens created by any mortgage of any landlord of Leased Property solely to the extent that the foreclosure of same would not result in a termination of such Lease or the tenant’s right to occupy the applicable Leased Property, (f) Liens in respect of pledges or deposits under workers’ compensation Applicable Law or similar legislation, unemployment insurance or other types of social security or to secure government contracts and similar obligations, (g) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Entity having jurisdiction over any Leased Property that do not prohibit the use thereof as historically operated by the applicable Target Company, (h) Liens and defects or irregularities in title that do not individually or in the aggregate materially affect the current use of the applicable assets or the Leased Property, (i) Liens with respect to any asset leased or licensed by any Target Company as lessee or licensee (including the Leased Property), (j) the terms and conditions of any Lease, (k) non-exclusive licenses of Intellectual Property granted by the Target Companies to customers in the ordinary course of business pursuant to the Target Companies’ standard forms, (l) purchase money Liens and Liens securing rental payments, or (m) any Liens created as a result of any action taken by or through Parent or any of its Affiliates; provided, however, that Liens related to UCC-1 Financing Statement #20150561182 filed with the DE Secretary of State, with the Company as debtor and Web Bank as secured party shall not constitute Permitted Liens.
“Person” means any individual, Entity or Governmental Entity.
“Phantom Equity Grants” means the grants of phantom equity by the Company pursuant to each of the letter agreements listed on Schedule 1.01(B).
“Post-Closing Adjustment Decrease Amount” means the amount, if any, by which the Estimated Adjustment Amount exceeds the Final Adjustment Amount.
“Post-Closing Adjustment Increase Amount” means the amount, if any, by which the Final Adjustment Amount exceeds the Estimated Adjustment Amount.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period treated as beginning after the Closing Date in accordance with Section 6.11(c).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of the Straddle Period treated as ending on and including the Closing Date in accordance with Section 6.11(c).
“Proceeding” means any action, arbitration, audit, charge, claim, hearing, investigation, litigation, mediation, subpoena or suit (whether civil, criminal, administrative or judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.
“Qualified Leave Wages” has the meaning set forth in Section 4.13(o).
“R&W Insurance Policy” means that certain insurance policy in the form attached hereto as Exhibit H, to be issued by the R&W Insurer, in the name and for the benefit of Parent.
“R&W Insurer” means Euclid Transactional, LLC.

“Related Party” means, with respect to the Company, (a) any officer, director, stockholder or Affiliate of the Company or any trustee or beneficiary of a stockholder of the Company, (b) any immediate family member of any Person in the foregoing clause (a) of this sentence, and (c) any other Entity controlled, directly or indirectly, by one or more of the foregoing Persons.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
“Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Materials.
“Representative” means, with respect to any Person, such Person’s direct or indirect officers, directors, employees, managers, principals, general or limited partners, stockholders, other equity holders, members, controlling Persons, financial advisors, legal counsel, accountants, consultants, auditors, assignees and other representatives and agents.
“Representative Losses” has the meaning set forth in Section 10.03.
“Restricted Cash” means, as of 12:01 a.m. Mountain Time on the Closing Date, (a) any Cash of the Target Companies, wherever and however held, where usage of the Cash is restricted by Applicable Law, Contract or otherwise; provided, however, that Restricted Cash shall not include (i) Cash on hand that constitutes deferred revenue of the Target Companies or (ii) Cash held in bank accounts located outside of the United States other than with respect to the amounts payable by the Target Companies in repatriating such Cash to the United States, plus (b) Cash equal to the amount of all outstanding checks written on an account of the Target Companies that has not yet cleared.
“Restrictive Covenants Agreements” means the Restrictive Covenants Agreements between the Company and each of parties listed on Schedule 1(H) substantially in the form attached hereto as Exhibit I.
“Secretary of State” means the Secretary of State of the State of Delaware.
“Section 280G Payment” has the meaning set forth in Section 4.15(k).
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.
“Stockholder” means each Person holding shares of Company Common Stock as of the Effective Time.
“Stockholder Approval” means the adoption of this Agreement by 95% of the voting power of the outstanding stock of the Company entitled to vote thereon.
“Stockholder Contribution” has the meaning set forth in the Recitals to this Agreement.
“Stockholder Group” has the meaning set forth in Section 11.14(a).

“Stockholder Representative” has the meaning set forth in the opening paragraph of this Agreement.
“Stockholder Representative Engagement Letter” means that certain Engagement Letter to be entered into at or prior to Closing, by and among the Company, members of the Advisory Committee and the Stockholder Representative.
“Stockholder Representative Expense Account” has the meaning set forth in Section 10.08.
“Stockholder Representative Expense Amount” means an amount equal to $500,000.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Straight Arrow” has the meaning set forth in Section 6.16.
“Straight Arrow Contribution Agreement” has the meaning set forth in Section 6.16.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.
“Support Agreements” means the Support Agreements between the Company and each of parties listed on Schedule 1(H) substantially in the form attached hereto as Exhibit D.
“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.
“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.
“Tail Policy” has the meaning set forth in Section 6.09(b).
“Target Companies” means the Company and the Company Subsidiaries.
“Target Company Employees” has the meaning set forth in Section 6.08(b).
“Tax” or “Taxes” means: (i) any and all U.S. federal, state, local, non-U.S. and other taxes, duties or levies (including interest, penalties or additions to tax or additional amounts with respect thereto), whether disputed or not, including, but not limited to net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, conveyance, documentary, recording, mortgage, inventory, tangible, intangibles, rent, occupancy, franchise, profits, capital stock, capital, capital gains, net worth, registration, license, lease, service, service use, escheat, unclaimed property, withholding, payroll, employment, social security (or similar), social contribution, unemployment, compensation, disability, excise, severance, stamp, occupation, premium, real property, personal property, windfall profits, environmental, customs duties, accumulated earnings, personal holding company, alternative or add-on minimum, estimated and all other taxes of any kind (including any tax imposed under or with respect to Section 965 of the Code), whether disputed or not and whether imposed directly or through withholding; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Applicable Law;

(iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity, tax receivable, tax allocation or similar agreement or any other express or implied agreement to indemnify any other Person; and (iv) any liability or loss in connection with the determination, settlement or litigation of any of the foregoing.
“Tax Controversy” has the meaning set forth in Section 6.11(e).
“Tax Return” means any return, filing, report, claim, refund request, questionnaire, information statement or other document required to be filed, including any schedule or attachment thereto and including any amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing) relating to Taxes.
“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of any Taxes.
“Transaction Expense” means, with respect to any Person, all fees, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any broker, advisor or finder, and all fees and expenses of any audit firm or accountants) that have been incurred in connection with the Contemplated Transactions.
“Transaction Tax Deductions” has the meaning in Section 6.11(d).
“WARN Act” has the meaning set forth in Section 6.08(b).
“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.
“Working Capital” means an amount equal to (a) the Current Assets minus (b) the Current Liabilities on a consolidated basis in accordance with GAAP as per the calculation of Working Capital on Schedule 2.05(b).
“Working Capital Target” means an amount equal to $686,000.
ARTICLE II
MERGER; MERGER CONSIDERATION; SHARE EXCHANGE

2.01    Merger.

(a)Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger.

(b)Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Merger Sub shall vest in the Surviving Corporation, all liabilities and duties of the Company and Merger Sub shall become liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of the Parent.

(c)Certificate of Merger. Subject to the provisions of this Agreement, a certificate of merger substantially in the form attached hereto as Exhibit E (the “Certificate of Merger”) shall be duly executed by authorized officers of the Company in their capacity as the officers of the Surviving Corporation and shall be filed with the Secretary of State pursuant to all applicable provisions of the DGCL. The Merger shall become effective upon the date and time that the filing of the Certificate of Merger has been accepted by the Secretary of State, or at such later time as is specified in the Certificate of Merger (such time, the “Effective Time”).

2.02    Merger Consideration. Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Parent for the Company, including the payment for Company Common Stock to be cancelled in the Merger and for the Company Stock Options exercised pursuant to Section 6.12(a), shall be the Estimated Adjusted Merger Consideration. Subject to this Article II, the amounts set forth below shall be satisfied out of the Estimated Adjusted Merger Consideration and the aggregate amount remaining after such amounts are satisfied shall be referred to in this Agreement as the “Estimated Net Adjusted Merger Consideration”:

(a)the Estimated Closing Indebtedness Amount to be paid pursuant to Section 3.02(a)(i);

(b)the Estimated Closing Company Transaction Expenses Amount to be paid pursuant to Section 3.02(a)(ii); and

(c)the aggregate Change of Control Payments to be paid pursuant to Section 3.02(a)(iii).

2.03    Escrow Account. At the Closing, a portion of the Estimated Net Adjusted Merger Consideration equal to the Adjustment Escrow Amount shall be deposited by Parent in the Escrow Account, in accordance with Section 3.02(a)(v), to be held in escrow by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement in the form attached hereto as Exhibit F (the “Escrow Agreement”). All of the fees of the Escrow Agent shall be borne one-half by the Company, on the one hand (as a Company Transaction Expense) and one-half by Parent, on the other hand.

2.04    Estimated Stockholder Distribution Amount.

(a)At the Closing, the Estimated Stockholder Distribution Amount, shall be delivered by Parent by wire transfer in immediately available funds for deposit into a segregated account designated by the Payments Administrator (such designation to occur no less than two Business Day prior to the Closing) (the “Exchange Fund”). After the Closing, the Estimated Stockholder Distribution Amount shall be available for distribution from the Exchange Fund to the Stockholders in the amounts set forth in the Allocation Schedule, subject to satisfaction by the Stockholders of the conditions set forth in Section 2.09.

(b)In addition to any portion of the Estimated Stockholder Distribution Amount to which any Stockholder may be entitled pursuant to Section 3.02(a), each Stockholder (including, for the avoidance of doubt the Contributing Stockholders with respect to the Contributed Company Common Stock) shall be entitled to its Common Pre-Contribution Proportionate Share of (i) the Post-Closing Adjustment Increase Amount, if any, (ii) the unused portion of the Stockholder Representative Expense Amount, if any, (iii) the Adjustment Escrow Amount, to the extent distributed to the Stockholders in accordance with Section 2.05(c), if any, and (iv) any payments to which Stockholders are entitled to receive pursuant to Sections 6.11(c), (e) or (f), if any. The amounts set forth in clauses (i) and (iv) of this Section 2.04(b) shall collectively be referred to herein as the “Additional Consideration” and shall be payable solely in immediately available funds and not, for the avoidance of doubt, in Parent TopCo Common Stock.

2.05    Estimated Adjusted Merger Consideration Adjustment.

(a)General. The Base Merger Consideration shall be subject to adjustment at the Closing, and the Estimated Net Adjusted Merger Consideration shall be subject to adjustment following the Closing, in each case, in accordance with this Section 2.05 and Section 2.06.

(b)Closing Adjustment. As soon as practicable before the Closing, but in no event later than 5:00 p.m. (Mountain Time) on the date that is three Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth: (i) the Company’s good faith estimate of the Working Capital of the Target Companies as of 12:01 a.m. Mountain Time on the Closing Date (such estimate, the “Estimated Closing Working Capital Amount”), prepared in accordance with GAAP and presented in a manner consistent with the pro forma example attached hereto as Schedule 2.05(b); (ii) the Company’s good faith calculation of the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness Amount”); (iii) the Company’s good faith calculation of the Closing Cash Amount (such estimate, the “Estimated Closing Cash Amount”); (iv) the Company’s good faith calculation of the unpaid Company Transaction Expenses (such estimate, the “Estimated Closing Company Transaction Expenses Amount”); (v) the amount of the aggregate Change of Control Payments to be paid pursuant to Section 3.02(a)(iii); (vi) the Allocation Schedule; and (vii) bank wire instructions for, and the aggregate amount due to, each Person entitled to any payment at Closing pursuant to Section 3.02(a), in each case, which will be accompanied by reasonably detailed supporting calculations and documentation. All such estimates shall be subject to Parent’s approval, which shall not be unreasonably withheld, conditioned or delayed and shall control solely for purposes of calculating the Estimated Adjusted Merger Consideration and the Estimated Net Adjusted Merger Consideration and shall not limit or otherwise affect Parent’s remedies under this Agreement or otherwise, or constitute an acknowledgement by Parent of the accuracy of the amounts reflected therein.

(c)Post-Closing Adjustment. After Closing:

(i)if the Final Adjustment Amount is positive, then, within five Business Days following the determination of the Final Adjustment Amount in accordance with Section 2.06, (A) Parent shall deliver the Post-Closing Adjustment Increase Amount, by wire transfer of immediately available funds, to an account or accounts designated by the Payments Administrator, for distribution to the Stockholders in accordance with each Stockholder’s Common Pre-Contribution Proportionate Share, and (B) Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent to distribute the remaining Adjustment Escrow Amount on deposit in the Escrow Account, by wire transfer of immediately available funds, to an account or accounts designated by the Payments Administrator for further distribution to the Stockholders in accordance with each Stockholder’s Common Pre-Contribution Proportionate Share; and

(ii)if the Final Adjustment Amount is negative, then, within five Business Days following the determination of the Final Adjustment Amount in accordance with Section 2.06, Parent and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent to distribute from any remaining Adjustment Escrow Amount in the Escrow Account by wire transfer of immediately available funds (A) the Post-Closing Adjustment Decrease Amount to the account or accounts designated by Parent in such instructions and (B) the remaining Adjustment Escrow Amount, if any, on deposit in the Escrow Account following the payment contemplated by clause (A) of this Section 2.05(c)(ii) to an account or accounts designated by the Payments Administrator for further distribution to the Stockholders in accordance with each Stockholder’s Common Pre-Contribution Proportionate Share. If the remaining Adjustment Escrow Amount in the Escrow Account is insufficient to cover the entire Post-Closing Adjustment Decrease Amount payable to Parent pursuant hereto, each Stockholder, on or prior to the same date as the Escrow

Agent distributes the remaining Adjustment Escrow Amount in the Escrow Account to Parent, shall pay an amount to Parent equal to such Stockholder’s Common Pre-Contribution Proportionate Share of the amount of such deficiency.

(d)Acknowledgement. The Parties agree that the purpose of determining the Final Adjustment Amount and the adjustment to the Estimated Net Adjusted Merger Consideration contemplated by this Section 2.05 is to measure differences between the Estimated Adjustment Amount and the Final Adjustment Amount, and the adjustment procedures set forth in this Section 2.05 and Section 2.06 are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies from those used by the Target Companies for the purpose of determining such amounts, unless, in any case, the foregoing are not in accordance with GAAP. Further, the Parties agree that (i) following the Closing, Parent shall not take, or permit the Target Companies to take, any action with respect to the accounting books and records of the Target Companies, or the items reflected thereon, on which the Closing Balance Sheet is to be based, that is inconsistent with the Target Companies’ past practices (provided such past practices were in accordance with GAAP) to the extent such actions would impede the calculation of the Closing Working Capital Amount in accordance with GAAP and in a manner consistent with Schedule 2.05(b), and any such actions in violation of this Section 2.05(d) shall not be given effect for purposes of determining the Closing Working Capital Amount, and (ii) the calculation of the Final Closing Working Capital Adjustment Amount is intended to be a measurement of Current Assets and Current Liabilities, in each case, as of immediately prior to Closing and as determined in accordance with GAAP, and the calculation of Final Closing Working Capital Adjustment Amount as finally determined pursuant to this Section 2.05 and Section 2.06 is not intended to take into account events, facts or circumstances occurring on or after the Closing Date.

(e)Treatment of Payment. The Parties further agree that any payment by Parent pursuant to this Section 2.05 shall be treated for Tax purposes as an addition to the Base Merger Consideration to the extent permitted by Applicable Law, and that any payment by the Stockholders pursuant to this Section 2.05 shall be treated for applicable income Tax purposes as a reduction of the Base Merger Consideration to the extent permitted by Applicable Law.

2.06    Adjustment Procedures.

(a)Preparation of Closing Balance Sheet. As promptly as practicable, but no later than 90 days after the Closing Date or such later date as Parent and the Stockholder Representative agree in writing, Parent will cause a consolidated balance sheet of the Company on the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP and presented in a manner consistent with Schedule 2.05(b), to be delivered to the Stockholder Representative, together with Parent’s calculation of the Final Closing Working Capital Adjustment Amount, the Final Closing Indebtedness Adjustment Amount, the Final Closing Cash Adjustment Amount, the Final Closing Company Transaction Expenses Adjustment Amount and the Final Adjustment Amount (each such adjustment, a “Parent Proposed Adjustment Amount”). Parent acknowledges and agrees that, for the purposes of reviewing the Closing Balance Sheet and each Parent Proposed Adjustment Amount delivered by Parent pursuant to this Section 2.06(a), Parent shall afford, and shall cause the Company to afford, the Stockholder Representative and its Representatives commercially reasonable access during normal business hours to the books and records (other than privileged documents and other documents restricted by Applicable Law) of Parent, the Target Companies and their respective Representatives.

(b)Disagreement by Stockholder Representative. If the Stockholder Representative disagrees with Parent’s calculation of all or any portion of each Parent Proposed Adjustment Amount, the

Stockholder Representative may, within 30 days after receipt of the documents referred to in Section 2.06(a), deliver a notice to Parent disagreeing with such calculation, setting forth the Stockholder Representative’s objection to such calculation of any Parent Proposed Adjustment Amount, describing in reasonable detail the reasons for its dispute and specifying those items or amounts as to which the Stockholder Representative disagrees, and the Stockholder Representative’s calculation thereof (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which the Stockholder Representative disagrees, and the Stockholder Representative shall be deemed to have agreed with all other items and amounts contained in each Parent Proposed Adjustment Amount delivered by Parent pursuant to Section 2.06(a). If the Stockholder Representative fails to deliver an Objection Notice during such 30-day period, each Parent Proposed Adjustment Amount determined by Parent and delivered to the Stockholder Representative in accordance with Section 2.06(a) shall be deemed final, binding, and conclusive for purposes of this Agreement.

(c)Dispute Resolution.

(i)If the Stockholder Representative timely delivers to Parent an Objection Notice in accordance with Section 2.06(b), the Stockholder Representative and Parent shall, during the 20 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Working Capital Amount, the Closing Indebtedness, the Closing Cash Amount and the Company Transaction Expenses, in each case, as of 12:01 a.m. Mountain Time on the Closing Date, which amounts shall each (A) if a liability, not be more than the amount shown in Parent’s calculation thereof delivered pursuant to Section 2.06(a) nor less than the amount shown in the Stockholder Representative’s calculation thereof delivered pursuant to Section 2.06(b), or (B) if an asset, not be less than the amount shown in Parent’s calculation thereof delivered pursuant to Section 2.06(a) nor more than the amount shown in the Stockholder Representative’s calculation thereof delivered pursuant to Section 2.06(b). If, during such 20-day period, the Stockholder Representative and Parent agree as to the Closing Working Capital Amount, the Closing Indebtedness, the Closing Cash Amount and/or the Company Transaction Expenses, then the Stockholder Representative and Parent shall execute a written acknowledgement of such amounts, which shall constitute the “Final Closing Working Capital Amount”, the “Final Closing Indebtedness Amount”, the “Final Closing Cash Amount”, and/or the “Final Closing Company Transaction Expenses Amount”, as applicable, and shall be deemed final, binding and conclusive on the Parties for purposes of this Agreement. If, during such period, the Stockholder Representative and Parent are unable to reach agreement on all or any such items or amounts, then the items or amounts that remain in dispute shall be resolved by a nationally recognized accounting firm having no material relationship with Parent or the Company and reasonably acceptable to both the Stockholder Representative and Parent (the “Accounting Referee”).

(ii)Within 10 days of the retention of the Accounting Referee, Parent and the Stockholder Representative shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it: (A) shall act as an expert in accounting, and not as arbitrator, to resolve, in accordance with GAAP and presented in a manner consistent with Schedule 2.05(b), only the matters specified in any timely delivered Objection Notice that remain in dispute; (B) shall adjust the calculation of any Parent Proposed Adjustment Amount based thereon to reflect such resolution; (C) may not determine any Final Closing Working Capital Amount, Final Closing Cash Amount, Final Closing Indebtedness Amount or Final Closing Company Transaction Expenses Amount in excess of the highest amount thereof claimed by the Stockholder Representative or Parent or less than the lowest amount thereof claimed by the Stockholder Representative or Parent, in each case, as applicable; and (D) shall deliver to Parent and the Stockholder Representative, as promptly as practicable and in any event within 30 days following the submission of the matters that remain in dispute to the Accounting Referee for resolution, a written report setting forth the Accounting Referee’s determination of the Closing Working Capital Amount, the Closing Cash Amount, the

Closing Indebtedness and the Company Transaction Expenses, which report shall include a worksheet setting forth all material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Referee in accordance with Section 2.06(c)(iii). The Parties acknowledge and agree that, if any dispute is submitted to the Accounting Referee pursuant to this Section 2.06(c), the Closing Working Capital Amount, the Closing Indebtedness, the Closing Cash Amount and the Company Transaction Expenses, as determined by the Accounting Referee, shall, absent manifest error, constitute the “Final Closing Working Capital Amount”, the “Final Closing Indebtedness Amount”, the “Final Closing Cash Amount” and the “Final Closing Company Transaction Expenses Amount”, respectively, and be final, binding, and conclusive on the Parties for purposes of this Agreement.

(iii)If requested by the Accounting Referee, Parent and the Stockholder Representative agree to execute a reasonable engagement letter. Each Party will bear its own costs and expenses in connection with the resolution of such disputed items by the Accounting Referee, and the fees and expenses of the Accounting Referee incurred pursuant to this Section 2.06(c)(iii) shall be borne by Parent, on one hand, and Stockholder Representative (on behalf of the Stockholders), on the other, as determined by the Accounting Referee based on the inverse of the percentage that the Accounting Referee’s determination (before such allocation) bears to the total amount of the disputed items. For purposes of illustration only, if the disputed items are $100 and if the final written determination of the Accounting Referee states that $80 of the disputed items are resolved in Parent’s favor and $20 of the disputed items are resolved in the Stockholder Representative’s favor, Parent would bear 20% of the Accounting Referee’s fees and expenses, on one hand, and the Stockholder Representative would bear 80% of such fees and expenses, on the other. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Parent and 50% by the Stockholder Representative (on behalf of the Stockholders).

(d)Cooperation. The Stockholder Representative and Parent will reasonably cooperate and assist as and if requested by Parent or the Stockholder Representative, as applicable, in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital Amount and in the conduct of the audits and reviews referred to in this Section 2.06, including the making available to the extent necessary of books, records, work papers and personnel. Notwithstanding any unresolved dispute pending between Parent and the Stockholder Representative pursuant to Section 2.06(a) regarding the Closing Working Capital Amount, to the extent that Parent and the Stockholder Representative agree on portions of the Closing Working Capital Amount, such that some amount is known to be owed from one Person to the other, the Stockholders and Parent agree to pay, pursuant to Section 2.06(a), without reservation or delay, any amounts that are not the subject of a good-faith dispute pursuant to Section 2.06(b), net of any amounts that are subject to good-faith dispute and would be due to such Person if such dispute were resolved in such Person’s favor.

(e)Failure to Deliver the Closing Balance Sheet. If, for any reason, Parent fails to deliver the Closing Balance Sheet and the associated Parent Proposed Adjustment Amount within the time period required by Section 2.06(a), the Estimated Closing Statement delivered by the Company to Parent prior to the Closing shall be considered for all purposes of this Agreement as being the “Parent Proposed Adjustment Amount” delivered by Parent pursuant to such Section and the Stockholder Representative shall have all of its rights under this Section 2.06 with respect thereto, including the right to dispute the calculations set forth therein in accordance with provisions of this Section 2.06.

2.07    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
(a)subject to Section 6.09, the certificate of incorporation of the Surviving Corporation shall be amended and restated in a form substantially similar to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time;

(b)subject to Section 6.09, the bylaws of the Surviving Corporation shall be amended and restated in a form substantially similar to the bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(c)the directors of the Surviving Corporation immediately after the Effective Time shall be the individuals who are directors of Merger Sub immediately prior to the Effective Time until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified, as the case may be; and

(d)the officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are officers of Merger Sub, duly elected by the board of directors thereof, immediately prior to the Effective Time until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified, as the case may be.

2.08    Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder:
(a)Company Common Stock. Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(c)), shall be converted into the right to receive the sum of (i) a portion of the Estimated Stockholder Distribution Amount, payable in cash (without interest) upon compliance with the requirements set forth in Section 2.09(a), and (ii) if and when payable, a portion of the Additional Consideration, in each case subject to applicable withholdings and deductions required by Applicable Law. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive a portion of the Estimated Stockholder Distribution Amount and any Additional Consideration pursuant to this Article II.

(b)Common Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c)Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock that, as of immediately prior to the Effective Time (but after giving effect to the Stockholder Contribution), is (i) held by the Company as treasury shares, if any, or (ii) held by Parent, shall be cancelled and retired and shall cease to exist, and no other consideration shall be delivered in exchange therefor.

2.09    Exchange of Certificates.

(a)Exchange Procedures for Company Common Stock. As soon as practicable (and in any event within three Business Days) after the Effective Time, Parent and the Company shall cause the Payments Administrator to deliver to each Stockholder of record that, as of immediately prior to the Effective Time, held shares of Company Common Stock (whether certificated or in book-entry form) that were converted pursuant to Section 2.08(a), (i) a letter of transmittal and release in favor of the Company, its

Subsidiaries and other Persons set forth therein in substantially the form attached hereto as Exhibit G (the “Letter of Transmittal”) and (ii) instructions for surrendering any certificate or certificates representing such shares of Company Common Stock (the “Certificates”) in exchange for the Estimated Stockholder Distribution Amount payable to such Stockholder and the right to receive a portion of the Additional Consideration, if and when payable to such Stockholder. Upon surrender of a Certificate for cancellation in accordance with the terms of the Letter of Transmittal together with such Letter of Transmittal, duly completed and validly executed in accordance with the instruction letter, and such other customary documents as may be required pursuant to such instructions, including a waiver of appraisal rights under the DGCL and a power of attorney in favor of the Surviving Corporation, the holder of such Certificate (or Book-Entry Stock) shall be entitled to receive the Estimated Stockholder Distribution Amount and the Additional Consideration applicable to such Stockholder’s shares of Company Common Stock (less any deductions or withholdings and, if applicable, the Option Exercise Payment Amount for such Company Common Stock), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock, which transfer is not registered in the transfer records of the Company as of the Effective Time, the transferee shall not be entitled to receive the amounts set forth in the Allocation Schedule or the Additional Consideration unless and until the transferee of such Certificate shall have presented to the Certificate evidencing such Company Common Stock in accordance with the terms of the Letter of Transmittal, together with all documents required to evidence and effect such transfer and evidence that any applicable stock transfer Taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock shall be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon such surrender, the then-applicable portion of the Estimated Stockholder Distribution Amount and the Additional Consideration attributable to the shares of Company Common Stock represented by such Certificate, in accordance with the terms of this Agreement. Notwithstanding the generality of the foregoing, the parties to this Agreement acknowledge that shares of Company Common Stock to be issued in connection with the exercise of Company Stock Option in accordance with Section 6.12(a) shall not be represented by Certificates and shall be reflected as issued and outstanding in book-entry form only (the “Book-Entry Stock”), and the Stockholders of record with respect to the Book-Entry Stock shall execute and deliver a Letter of Transmittal and such other customary documents as referenced above, but shall not be required to deliver or produce Certificates with respect to the Book-Entry Stock.

(b)Termination of Estimated Stockholder Distribution Amount; No Liability. At any time following the twelve-month anniversary of the Effective Time, any remaining portion of the Estimated Stockholder Distribution Amount that had been made available for payment to the Stockholders and that has not been disbursed thereto shall be delivered to Parent, and thereafter such Stockholder shall only look to Parent (subject to abandoned property, escheat or other similar law) with respect to the then-applicable portion of the Estimated Stockholder Distribution Amount and, if applicable, Additional Consideration payable pursuant to this Agreement upon due surrender of their Certificate. Neither Parent, the Surviving Corporation nor the Stockholder Representative shall be liable to any Stockholder for any Estimated Stockholder Distribution Amount or Additional Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law following the passage of time specified therein.

(c)Deduction and Withholding Rights. Parent, the Surviving Corporation, the Payments Administrator and the Payroll Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including payments from the Stockholder Representative Expense Account) to any Person who was a Stockholder immediately prior to the Effective Time such amounts as Parent, the Payments Administrator, the Surviving Corporation or the Payroll Company, as applicable, believes in good faith it is required to deduct or withhold with respect to the making of such payment, including under the Code, or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Parent, the Payments Administrator, the Surviving Corporation or the Payroll Company, as applicable, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which or whom such deduction and withholding was made by Parent, the Surviving Corporation, the Payments Administrator or the Payroll Company, as applicable.

(d)No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e)Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Payments Administrator shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable amount of the Estimated Stockholder Distribution Amount and any Additional Consideration; provided, however, that Payments Administrator may, in its reasonable discretion and as a condition precedent to the exchange thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to the Payments Administrator, or a bond in such sum as the Payments Administrator may reasonably direct, as indemnity against any claim that may be made against the Payments Administrator.
ARTICLE III
CLOSING

3.01    Closing Date. Subject to the fulfillment of the conditions precedent specified in Sections 7.01, 7.02 and 7.03, and closing of the Merger (the “Closing”) shall be consummated by the exchange of signatures by facsimile or other electronic transmission or, if such exchange is not practicable, at a closing to be held at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street, Suite 2200, Denver, Colorado 80202 at 10:00 a.m. (Mountain Time) within two Business Days following the satisfaction or waiver of the conditions set forth in Sections 7.01, 7.02 and 7.03, or on such other date or at such other location as the Company and Parent shall mutually agree (such date and time being herein referred to as the “Closing Date”). Irrespective of the time of day that Merger is actually consummated on the Closing Date, the Closing shall be deemed to occur at 12:01 a.m. (Mountain Time) on the Closing Date.

3.02    Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a)Parent shall deliver the Estimated Adjusted Merger Consideration, as follows:

(i)Parent shall deliver (on behalf of the Target Companies) an amount equal to the aggregate amount of any Estimated Closing Indebtedness Amount for which the Company or its Representatives have delivered payoff letters in a form reasonably acceptable to Parent by wire transfer of immediately available funds to the holders of such Closing Indebtedness in accordance with the terms of such payoff letters;

(ii)Parent shall deliver (on behalf of the Stockholders or the Target Companies) an amount equal to the Estimated Closing Company Transaction Expenses Amount (other than Change of Control Payments) not paid by the Company or the Stockholders prior to Closing by wire transfer of immediately available funds to the account or accounts designated by the Company in the Estimated Closing Statement;

(iii)Parent shall deliver (on behalf of the Company) an amount equal to the aggregate Change of Control Payments by wire transfer of immediately available funds to an account or accounts designated to Parent in writing by the Company in the Estimated Closing Statement;

(iv)Parent shall deliver the Stockholder Representative Expense Amount, which shall be delivered by Parent (on behalf of the Stockholders) by wire transfer of immediately available funds for deposit in an account designated by the Stockholder Representative no later than two Business Days prior to the Closing Date;

(v)Parent shall deliver the Adjustment Escrow Amount to the Escrow Agent, which shall be delivered by Parent (on behalf of the Stockholders) by wire transfer of immediately available funds for deposit in the Escrow Account; and

(vi)Parent shall deliver to the Payments Administrator the Estimated Stockholder Distribution Amount by wire transfer of immediately available funds, for deposit in the Exchange Fund for distribution to the Stockholders pursuant to the Allocation Schedule.

(b)Parent shall deliver, or cause to be delivered, to the Company the deliveries set forth in Section 7.03(c).

(c)The Company shall deliver, or cause to be delivered, to Parent the deliveries set forth in Section 7.02(h).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANIES

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (as modified, amended and supplemented, the “Disclosure Schedule”), the statements contained in this Article IV are accurate and complete as of the date of this Agreement and as of the Closing Date:
4.01    Organization and Standing.

(a)Each Target Company is an Entity duly incorporated, formed or organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation, formation or organization.

(b)Each Target Company has full Entity power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Target Company is duly qualified and in good standing to do business as a foreign Entity in each jurisdiction in which such qualification to carry on its business as presently conducted, and to hold its properties and assets, is necessary.

(c)The Company has made available to Parent accurate and complete copies of the Organizational Documents of each Target Company. Such Organizational Documents are in full force and effect. None of the Target Companies is in violation of any of the provisions of its respective Organizational Documents. The transfer books and minute books of each Target Company that have been made available to Parent prior to the date hereof are accurate and complete in all material respects.

4.02    Capitalization.

(a)Section 4.02(a) of the Disclosure Schedule accurately and completely sets forth for each of the Target Companies (i) each class and series of Equity Securities, (ii) the aggregate number of shares of each such class and series of Equity Securities that are authorized for issuance, (iii) the aggregate number of shares of capital stock, limited liability company interests, units or membership interests of each such class and series of Equity Securities that are outstanding, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by each such owner. Other than the Equity Securities set forth on Section 4.02(a) of the Disclosure Schedule, there are no Equity Securities of any Target Company that are issued, reserved for issuance or outstanding or convertible or exchangeable into shares of capital stock, limited liability company interests, units or membership interests, partnership interests or similar securities of such Target Company, as applicable. All of the aforesaid Equity Securities have been offered, sold and delivered by the applicable Target Company in compliance with all applicable federal and state securities laws. No Equity Securities of any Target Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of such Target Company or any Contract to which such Target Company is a party or by which such Target Company is bound.

(b)Section 4.02(b) of the Disclosure Schedule sets forth an accurate and complete list of each Subsidiary of the Company (collectively, the “Company Subsidiaries”). Other than the Company Subsidiaries, the Company has no Subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.03    Authority; Execution and Delivery; Enforceability.

(a)Subject to receipt of the Stockholder Approval, the Company has the full Entity power and authority to execute and deliver this Agreement and the other Collateral Agreements to which it is or will be a party and to consummate the Contemplated Transactions.

(b)Subject to receipt of Stockholder Approval, the execution and delivery by the Company of this Agreement and the other Collateral Agreements to which it is or will be a party and the consummation of the Contemplated Transactions, have been duly authorized by all necessary Entity action on the part of the Company, and no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the other Collateral Agreements to which it is or will be a party and the Contemplated Transactions (other than the filing of the Certificate of Merger with the Secretary of State as required by the DGCL).

(c)This Agreement has been, and the other Collateral Agreements to which the Company is or will be a party will have been, duly executed and delivered by the Company. This Agreement, and the other Collateral Agreements to which the Company is or will be a party will, assuming due authorization, execution and delivery of this Agreement and each of the other Collateral Agreements by each of the other parties thereto, constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.04    Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will: (a) contravene, conflict with or result in a violation: (i) of any Applicable Law of which the Company is aware or any Judgment to which any of the Target Companies are subject, assuming that all filings and notifications in accordance with the HSR Act have been made and the applicable waiting period has expired or been terminated, and assuming that the filing of the Certificate of Merger in accordance with the DGCL has been made; or (ii) of the provisions of any of the Organizational Documents of any Target Company; (b) result in a breach of, constitute a default (or an even that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Target Companies under the provisions of any Material Contract or any Material Permit of the Target Companies, except for any breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect; or (c) result in the creation of any Lien (other than a Permitted Lien), upon or with respect to any of the assets of any Target Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.05    Financial Statements. Attached to Section 4.05 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Company for the fiscal years ended on December 31, 2018 and December 31, 2019, and related statement of operations, statement of members’ equity and statement of cash flows, together with the notes and report of PricewaterhouseCoopers with respect thereto (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company for the seven months ended July 31, 2020 (the “Interim Balance Sheet” and the date thereof, the “Interim Balance Sheet Date”), and the related unaudited statement of operations, statement of members’ equity and statement of cash flows. The Financial Statements are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company, have been prepared in accordance with GAAP (except in each case as described in the notes thereto and subject, in the case of the Interim Balance Sheet to normal, year-end adjustments and the absence of notes) and fairly present, in all material respects, the financial position and results of operations of the Company as of the respective dates thereof and for the respective periods indicated therein. The books of account and financial records of the Company are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

4.06    No Undisclosed Liabilities. The Target Companies do not have any liabilities, other than liabilities (a) identified in the Financial Statements and the notes thereto; (b) incurred by the Target Companies in the ordinary course of business since the Interim Balance Sheet Date; (c) relating to the performance under Contracts that have not yet been fully performed and under which none of the Target Companies is in breach or default; (d) the Company Transaction Expenses incurred by any Target Company to be paid off at the Closing; or (e) as set forth in Section 4.06 of the Disclosure Schedule.

4.07    Absence of Changes or Events. Since the Interim Balance Sheet Date, (a) the Target Companies have conducted their respective business in the ordinary course of business in all material respects, other than with respect to the activities relating to the Contemplated Transactions, (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect, (c) none of the Target Companies has suffered any loss, damage, destruction or other casualty affective any of its material properties or assets, whether or not covered by insurance, and (d) none of the Target Companies has taken any action that, if taken after the date of this Agreement would constitute a breach of any of the covenants set forth in Section 6.01.

4.08    Certain Assets. Each Target Company has good and marketable title to all assets owned by it, and valid and enforceable leasehold interests in all tangible assets leased by it. Such owned assets and leased assets are suitable for use in the ordinary course of business (ordinary wear and tear excepted) and constitute all of the tangible assets necessary to enable such Target Company to conduct its business as currently conducted. Except for Permitted Liens (including those set forth in Section 4.08 of the Disclosure Schedule), all of such owned assets are owned, and such leased assets are leased, free and clear of all Liens.

4.09    Real Property.

(a)Section 4.09(a) of the Disclosure Schedule sets forth an accurate and complete list of all premises leased, subleased or licensed by any Target Company (each, a “Leased Property”), and a description of all (i) leases, subleases, licenses, (ii) all amendments, supplements, modifications to any of the foregoing, and (iii) lease guaranties, agreements and documents related to any of the foregoing (collectively, the “Leases”). The Target Companies have good and marketable leasehold title to all Leased Property, in each case, free and clear of all Liens, other than Permitted Liens. No parcel of Leased Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of the Company has any such condemnation, expropriation or taking been proposed. All Leases are in full force and effect, and there exists no default or breach under any such lease by the Target Companies nor, to the Knowledge of the Company, any other party thereto, and no event which exists that, with notice or lapse of time or both, would constitute a default thereunder by the Target Companies, or to the Knowledge of the Company, any other party thereto. All Leases shall remain valid and binding in accordance with their terms following the Closing and shall not be breached by the consummation of the transactions contemplated hereby at Closing. The Company has made available to Parent accurate and complete copies of each Lease set forth on Section 4.09(a) of the Disclosure Schedule, together with any notices that would reasonably be expected to be material to the Company and any subordination, non-disturbance and attornment agreements related to the Leases. No Target Company has subleased, licensed or otherwise granted anyone the right to use or occupy any portion of the Leased Property or assigned any of its rights under the applicable Lease. There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Property by the Target Companies for the current or contemplated use of such Leased Property.

(b)No Target Company holds fee title or any ground lease interest to any real property.

4.10    Intellectual Property.

(a)All Intellectual Property owned by the Target Companies that is subject to any issuance, application, registration or other filing by, to or with any Governmental Entity and all domain names owned by the Target Companies are set forth in Section 4.10(a) of the Disclosure Schedule (the “Company Registered Intellectual Property”, and together with all other Intellectual Property owned or purported to be owned by the Target Companies, the “Company Intellectual Property”), specifying as to such Company Registered Intellectual Property the nature of the Company Registered Intellectual Property, the registration or application number and the applicable jurisdiction(s) in which such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed. The Target Companies are the sole and exclusive owners of all right, title and interest in and to the Company Intellectual Property free and clear of all Liens except for Permitted Liens.

(b)All of the Company Registered Intellectual Property is subsisting and, in the case of any Company Registered Intellectual Property that is registered or issued and, to the Knowledge of the Company, valid and enforceable. To the Knowledge of the Company, no notices of prior art or other bases for invalidity or unenforceability have been received by the Company. The Target Companies have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known prior art in connection with the prosecution of patent applications). To the Knowledge of the Company, the Contemplated Transactions will not adversely affect the validity or enforceability of the Company Intellectual Property under Applicable Law.

(c)Since January 1, 2014, the Target Companies have not received any written notice or claim (including an invitation to take a license) suggesting or alleging infringement, misappropriation or other violation from any Person with respect to the Company Intellectual Property, and to the Knowledge of the Company, no such notice or claim is threatened. Except as set forth in Section 4.10(c) of the Disclosure Schedule, neither the business of the Target Companies nor the Company Intellectual Property infringes, misappropriates or otherwise violates, and since January 1, 2014, has not infringed, misappropriated or otherwise violated the Intellectual Property of any Person. The Company Intellectual Property is not subject to any pending litigation by any Person. Since January 1, 2014, the Target Companies have not initiated any litigation against any Person alleging that the Person infringes, misappropriates or otherwise violates the Company Intellectual Property and the Company has not served any notices of infringement on any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Company Intellectual Property. No interference, opposition, reissue, reexamination or inter partes review proceeding is pending against the Company Intellectual Property in which the validity or enforceability of any of the Company Intellectual Property is being contested or challenged.

(d)Section 4.10(d) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts that are in effect under which the Target Companies have acquired or obtained, or have or have been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property, except for (i) Contracts under which generally commercially available, off-the-shelf software is licensed on a non-exclusive basis to any of the Target Companies in object code form for internal use purposes only for an aggregate license fee of less than $50,000, and (ii) non-exclusive licenses of Intellectual Property granted by the Target Companies to customers in the ordinary course of business pursuant to the Target Companies’ standard forms (each, an “IP License Contract”). The Target Companies own or have valid rights, licenses, authorizations and other permissions to all Intellectual Property used by or necessary for the conduct the business of the Target Companies as of the date of this Agreement.

(e)It is not necessary to utilize in the business of the Target Companies as of the date of this Agreement any trade secrets of any Person by which any employee of the Target Companies was employed prior to his or her employment by the Target Companies. To the Knowledge of the Company, neither it nor its employees have improperly acquired, disclosed or used any trade secrets of any Person outside the Target Companies. Each of the Target Companies has taken commercially reasonable steps to protect their respective rights in the Company Intellectual Property and maintain the confidentiality of all information that constitutes or constituted a trade secret of the Target Companies. All current and former employees, consultants and contractors of the Target Companies have executed and delivered proprietary information, confidentiality and assignment agreements, which agreements are valid and enforceable and effectively assign to the Target Companies all right, title and interest in and to any Intellectual Property conceived or developed by such employees, consultants and contractors in the course of their employment with or performance of services for the Target Companies, as applicable.

(f)The execution and delivery by the Target Companies of this Agreement, and the consummation the transactions contemplated hereby, will not give rise to any right of any third party to terminate or otherwise modify any of the Target Companies’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Target Companies.

4.11    Material Contracts.

(a)Section 4.11(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which any Target Company is a party or by which its assets are bound (collectively, the “Material Contracts”):

(i)any Contract (excluding sales orders governed by the Company’s Standard Terms and Conditions of Sale) with a Major Customer or a Major Brand Partner;

(ii)any Contract (excluding purchase orders) with a Major Supplier pursuant to which any Target Company paid at least $1,000,000 in expenses or other expenditures during the 12-month period ended on the Interim Balance Sheet Date;

(iii)any Contract pursuant to which the Target Companies have incurred any Indebtedness;

(iv)any Contract with a sales broker for the sale of Company products;

(v)any warehousing Contract;

(vi)any Contract for the sale of assets owned or leased by the Target Companies with a book value in excess of $250,000 individually or $1,000,000 in the aggregate (other than inventory sales in the ordinary course of business);

(vii)any Contract pursuant to which any Target Company is bound by any covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

(viii)the Leases;

(ix)any Contract relating to any joint venture, partnership or similar arrangement;

(x)any Contract for the acquisition, merger or purchase of all or substantially all of the assets or business of a third-party;

(xi)the IP License Contracts;

(xii)any Contract for the employment, hire or retention of any officer, employee, consultant, or independent contractor of any Target Company, other than offer letters;

(xiii)any Contract with any Governmental Entity;

(xiv)any Contract with any Related Party of the Target Companies;

(xv)any Contract providing for indemnification to or from any Person outside of the ordinary course of the business of the Target Companies;

(xvi)any Contract for the purchase of any debt or equity security or other ownership interest of any Person by any of the Target Companies, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any Target Company (in each case, other than the grant agreements and exercise notices entered into or delivered pursuant to the Reel Holding Corp. 2012 Equity Incentive Plan, as amended);

(xvii)any Contract that results in any Person holding a power of attorney from any Target Company that relates to any Target Company or any of their respective businesses; and

(xviii)any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $750,000 on an annual basis or in excess of $1,000,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the applicable Target Company without penalty or further payment and without more than thirty (30) days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of Target Companies, taken as a whole.

(b)The Company has made available to Parent accurate copies of each written Material Contract (other than purchase orders) set forth on Section 4.11(a) of the Disclosure Schedule (including all written amendments, modifications and supplements thereto). All Material Contracts are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, against the other parties thereto (except in each case as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Applicable Laws affecting creditors’ rights generally or by general principles of equity), and is in full force and effect. Each Target Company has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. No Target Company has received any written notice of the intention of any other party to a Material Contract to terminate any Material Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Material Contract outside of the ordinary course of business.

4.12    Insurance. Section 4.12 of the Disclosure Schedule sets forth an accurate and complete list of insurance policies (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, and the annual premium) maintained by or for the benefit of any of the Target Companies. All such policies are in full force and effect and no application therefor included a material misstatement or omission, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received any Target Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. All material insurable risks in respect of the business and assets of the Target Companies are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Target Companies are engaged. The activities and operations of the Target Companies have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Collateral Agreements will not cause a cancellation or reduction in the coverage of such policies.

4.13    Taxes.

(a)The Target Companies have filed when due (taking into account properly obtained extensions) all income and other material Tax Returns that they were required to file under Applicable Law and applicable regulations and have timely paid, or caused to be timely paid, all Taxes due and owing (whether or not shown on such Tax Returns) by any of them or with respect to any of them (including, for the avoidance of doubt, any Taxes which any such Target Company is obligated to withhold) to the proper Taxing Authority except, in each case, for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Target Companies. Except as set forth on Section 4.13(d) of the Disclosure Schedule, no Target Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(c)All income and other material Tax Returns filed with respect to each Target Company are true, correct and complete in all material respects.

(d)Section 4.13(d) of the Disclosure Schedule sets forth an accurate and complete list of all federal, state, local, and foreign income and other material Tax Returns filed with respect to the Target Companies for taxable periods ended on or after January 1, 2015, indicates those income Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Parent accurate copies of all United States federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target Companies filed or received since January 1, 2015.

(e)None of the Target Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)Each Target Company has properly collected or withheld and timely paid to the applicable Taxing Authority (or set aside for payment when due) all Taxes and other amounts required by Applicable Law to have been collected or withheld and paid, in each case, in connection with amounts paid or owing by such Target Company to or collected by such Target Company from any Person, including any amounts withheld and paid by it in connection with amounts paid or owing to, or allocated to, any employee, officer or director, independent contractor, creditor, owner, stockholder, member or other third party, or any person resident in a country other than the country of residence of the Target Company, and each Target Company has timely and accurately complied with all reporting and recordkeeping requirements related thereto, including filing of Forms W-2 and 1099s (or other applicable forms).

(g)No Target Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority (other than any extension which is no longer in effect).

(h)No Target Company has received from any Taxing Authority any written notice of proposed adjustment, deficiency, or underpayment of Taxes which has not since been satisfied by payment or been withdrawn.

(i)No written claim has been received by any Target Company from any Taxing Authority in a jurisdiction where such Target Company does not file Tax Returns that such Target Company is or may be subject to taxation by that jurisdiction.

(j)No Target Company is currently the subject of any Tax claim, audit, proceeding or examination by any Taxing Authority, nor is any such Tax claim, audit, proceeding or examination threatened in writing.

(k)No Target Company has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)Each Target Company has collected all sales and use Taxes required to be collected and has remitted such amounts required as of the Closing Date to the appropriate Taxing Authorities, and has maintained all applicable records and supporting documents in the manner required by applicable sale and use Tax statutes and regulations.

(m)No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of any (A) change in method of accounting for a taxable period ending prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Law); (B) use prior to Closing of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Applicable Law) executed on or prior to the Closing Date; (D) material installment sale under Section 453 of the Code or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date; or (F) deferral of any payment of Taxes otherwise due (including through any automatic extension or other grant of relief provided by an applicable Taxing Authority pursuant to any Pandemic Response Laws, including (without limitation and for the avoidance of doubt) as a result of Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-18, Internal Revenue Service Notice 2020-20 or Internal Revenue Service Notice 2020-23), and including pursuant to any election made under Code Section 965).

(n)Except as otherwise provided on Section 4.13(n) of the Disclosure Schedule, no Target Company has ever had a permanent establishment or other operations, an office, a branch or a fixed place of business in a country other than the United States.

(o)Each Target Company has, since April 1, 2020, retained all information required to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in sections 7001 and 7003 of FFCRA and any “qualified health plan expenses” as defined in section 7001 of FFCRA, as required by the Internal Revenue Service, including by retaining copies of properly filed Internal Revenue Service Forms 941 and 7200 to the extent applicable.

(p)Since April 1, 2020, no Target Company has funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses, or any Medicare tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the Internal Revenue Service, in each case, whether or not shown on the Financial Statements.

(q)Since April 1, 2020, no Target Company has requested an “advance payment of employer credits” on Internal Revenue Service Form 7200 or otherwise and has not received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act.

(r)No Target Company has made a claim for tax credits in respect of the same wages pursuant to the FFCRA and the CARES Act.

(s)No Target Company has applied for or received (i) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (ii) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (iii) any similar programs in any state, local or non-U.S. jurisdiction.

(t)No Target Company has claimed any “employee retention credit” under Section 2301 of the CARES Act.

(u)Each Target Company is a corporation (that is not a subchapter S corporation) for U.S. federal income Tax purposes. Except as otherwise provided on Section 4.13(u) of the Disclosure Schedule, no Target Company (i) is a “controlled foreign corporation” as defined in Section 957 of the Code or (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(v)No Target Company (i) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is a Target Company) or (ii) has any liability for the Taxes of any Person (other than another Target Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor or otherwise by operation of Applicable Law, or (iii) is a party to, is bound by or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar contract (except for commercial agreements that do not primarily relate to Taxes) that will be in effect after the Closing, except for agreements between the Target Companies.

(w)No Target Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code

(x)All references to the Target Companies in this Section 4.13 shall include references to any Person which merged with and into or liquidated into any of the Target Companies or for which any of the Target Companies has any successor liability.

(y)Notwithstanding anything to the contrary in this Section 4.13, the representations and warranties set forth in this Section 4.13 (other than Section 4.13(k), Section 4.13(m), Section 4.13(o) through Section 4.13(t)), are not intended to serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date or any Tax position taken after the Closing Date.

4.14    Proceedings; Judgments.

(a)No Target Company is subject to any Proceeding pending, or to the Knowledge of the Company, threatened, against a Target Company, or any material property or asset of a Target Company, or any officer or director of a Target Company, in such capacity as an officer or director, nor, to the Knowledge of the Company, is there any basis for any such Proceeding. There is no Proceeding pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Collateral Agreements.

(b)There is no outstanding Judgment to which any Target Company is a party or subject and, to the Knowledge of the Company, no Governmental Entity has threatened an investigation (i) that materially and adversely affects such Target Company, or any of their respective properties, assets or business or (ii) that prohibits or materially impairs the consummation of the Contemplated Transactions.

(c)There is no Proceeding by any Target Company pending, or which any Target Company has commenced preparations to initiate, against any other Person.

4.15    Benefit Plans.

(a)Section 4.15(a) of the Disclosure Schedule sets forth an accurate and complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, stock unit, phantom stock, retirement, employment, change-in-control, welfare (including retiree welfare), collective bargaining, severance, disability, death benefit, hospitalization and medical (including retiree medical) plan, program, policy and arrangement sponsored, maintained, administered or contributed to (or required to be contributed to) for the benefit of any current or former employee, officer, director or other service provider of the Target Companies or with respect to which the Target Companies have direct, indirect, joint and several or contingent liability (collectively, the “Company Benefit Plans” and each, a “Company Benefit Plan”). Section 4.15(a) of the Disclosure Schedule identifies which Company Benefit Plans are subject to non-U.S. Applicable Laws (each a “Foreign Benefit Plan”).

(b)Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination or can rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of the Company, no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.

(c)None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d)None of the Target Companies (nor any predecessor of any such entity): (i) provides or has provided any benefit guaranteed by the Pension Benefit Guaranty Corporation or otherwise provides or has provided any defined benefit pension benefits; or (ii) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has sponsored, maintained, administered or contributed to (or had any obligation of any sort) in the last six (6) years to a plan that is: (A) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; (B) a “multiple employer plan” within the meaning of Section 413(c) of the Code; (C) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA; or (D) subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. Except for the Company Subsidiaries, there is no Person that (by reason of common control or otherwise) is treated together with the Company as a single employer within the meaning of Section 414 of the Code.

(e)The Company has made available to Parent, as applicable: (i) a copy of the Company Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future); (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plan; (iii) a copy of any summary plan description for the Company Benefit Plan; (iv) a copy of any Form 5500 (or its local equivalent for Foreign Benefit Plans) for the last three Company Benefit Plan years; (v) a copy of the most recent determination letter, notice or other document that has been issued by, or that has been received by any Target Company from, any Governmental Entity with respect to such Company Benefit Plan; (vi) all current employee handbooks, manuals and written policies; (vii) all documents and correspondence relating to the Company Benefits Plans received from or provided to the U.S. Internal Revenue Service, the Department of Labor or any other Governmental Entity; and (viii) in the case of any Foreign Benefit Plan, documents that are substantially comparable to the documents required to be provided in clauses (i) through (vii).

(f)Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA.

(g)Each contribution or other payment that is required by Applicable Law or by the terms of the applicable Company Benefit Plan to have been accrued or made to, under, or with respect to such Company Benefit Plan has been duly accrued or made on a timely basis.

(h)No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to a Company Benefit Plan.

(i)There are no Proceedings pending nor, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits).

(j)Except as contemplated in Section 6.10 and Section 6.12, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event) will (i) accelerate the time of payment or vesting, or increase the amount of compensation due current or former any officer, director, employee, or consultant under any of the Company Benefits Plans; or (ii) directly or indirectly cause any of the Target Companies to transfer or set aside assets to fund any benefits under any of the Company Benefit Plans.

(k)Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event) would reasonably be expected to result in the payment of any amount that would be deemed an “excess parachute payment” under Section 280G of the Code with respect to any service provider of the Company (such payment, a “Section 280G Payment”). No Company Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would be a Section 280G Payment.

(l)None of the Target Companies has any obligation to gross-up, indemnify or otherwise reimburse any current or former officer, director, employee, or consultant for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

4.16    Employees.

(a)Except as set forth in Section 4.16(a) of the Disclosure Schedule, none of the Target Companies is party to, bound by, or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement with a labor union or organization. There is not now pending, nor has there been, since January 1, 2017, any demand for recognition by any labor union or representative regarding any Target Company Employees. To the Knowledge of the Company, there is no activity or proceeding by a labor union or representative thereof to organize any employees of the Target Companies, nor have there been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

(b)Except as set forth in Section 4.16(a) of the Disclosure Schedule, there is no claim, charge, demand for arbitration, or grievance pending or, to the Knowledge of the Company, threatened in writing against the Target Companies relating to terms and conditions of employment, including charges of unfair labor practices or discrimination, harassment, or retaliation complaints.

(c)Except as set forth in Section 4.16(b) of the Disclosure Schedule, since January 1, 2017, there has been no “mass layoff” or “plant closing” as defined by the WARN Act in respect of the Target Companies.

(d)All individuals who are or were, since January 1, 2017, performing consulting or other services for the Target Companies are or were correctly classified under all Applicable Laws as either “independent contractors” or “employees,” as the case may be. All individuals who are or were, since January 1, 2017, classified as “employees” of the Target Companies are or were correctly classified under all Applicable Laws as exempt or non-exempt, as the case may be.

(e)The Target Companies are and have been, since January 1, 2017, in compliance in all material respects with all Applicable Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours, leaves of absence, collective bargaining, equal opportunity, workers’ compensation, sexual harassment, immigration, notice of termination and the payment of social security and other Taxes.

(f)Since January 1, 2017, (i) no allegations of workplace sexual harassment have been made against or with respect to any Target Company Employee in their capacity as such, (ii) to the Knowledge of the Company, no incidents of any such workplace sexual harassment have occurred, and (iii) no Target Company has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any Target Company Employee.

(g)Section 4.16(g) of the Disclosure Schedule sets forth for each employee of the Target Companies such employee’s (i) name, (ii) annual base salary or hourly wage rate, as applicable, (iii) annual target bonus opportunity, (iv) title, (v) employer, (vi) primary work location, (vii) whether exempt from the Fair Labor Standards Act, and (viii) whether active or on leave (and, if on leave, the nature of the leave and the expected return date). Section 4.16(g) of the Disclosure Schedule separately sets forth, for each current individual service provider of the Target Companies who is not an employee of the Target Companies, such individual’s name, start date, duties and rate of compensation. No employee who is a member of the management team of the Target Companies has indicated to any of the Target Companies that he or she intends to resign or retire as a result of the Contemplated Transactions or otherwise within one year of the Closing Date. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or consummate the Contemplated Transactions.

4.17    Compliance with Applicable Laws. Each Target Company conducts its business, and operates and uses all of its assets, and since January 1, 2017, has conducted its business and operated and used all of its assets in compliance in all material respects with all Applicable Laws. Since January 1, 2017, no Target Company has received any written notice from any Governmental Entity or any other Person alleging the violation of, or failure to comply with, any Applicable Law. For the avoidance of doubt, this Section 4.16 does not apply to Tax matters, such matters being the subject of Section 4.13.

4.18    Permits. Section 4.18 of the Disclosure Schedule sets forth an accurate and complete list of each material Permit held by any of the Target Companies (collectively, the “Material Permits”), and the Company has made available to Parent accurate copies of all Material Permits including all renewals and all amendments thereof. The Material Permits are valid and in full force and effect and collectively constitute all Permits necessary to enable the Target Companies to conduct their respective businesses in the manner conducted as of the date hereof. Each Target Company is and, since January 1, 2017, has been in compliance in all material respects with all Material Permits. Since January 1, 2017, no Target Company has received any written notice from any Governmental Entity alleging the violation of, or failure to comply with, any term or requirement of any of its Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits. For the avoidance of doubt, this Section 4.18 does not apply to Tax matters, such matters being the subject of Section 4.13.

4.19    Environmental Matters.

(a)Each Target Company is and, since January 1, 2017, has been in compliance in all material respects with all Environmental Laws. Since January 1, 2017, no Target Company has received any written notice, the subject of which his unresolved, from a Governmental Entity alleging that such Target Company has failed to comply with or has any liability under any Environmental Law.

(b)Except as would not reasonably be expected to result in material liability to a Target Company: No Target Company nor, to the Knowledge of the Company, any other Person has Released Hazardous Materials nor conducted any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) currently or formerly owned, leased or operated by or for any Target Company or any predecessor company; (ii) to which any Target Company has sent any Hazardous Materials; or (iii) with respect to which any Target Company may be liable. To the Knowledge of the Company, none of the Target Companies is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Materials or otherwise under any Environmental Law.

(c)There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Entity, nor any pending or, to the Knowledge of the Company, threatened Proceeding with respect to any Target Company relating to Hazardous Materials or otherwise under any Environmental Law.

(d)Each of Target Company holds all Environmental Permits, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions will (i) require any notice to or consent of any Governmental Entity or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(e)The Target Companies have made available to Parent all “Phase I” or “Phase II” environmental site assessments, in their possession, addressing the current headquarter facility located at 3575 Ringsby Ct., Denver, Colorado 80216.

4.20    Privacy and Security.

(a)Each Target Company complies (and requires and monitors the compliance of applicable third parties) and, since January 1, 2017, has complied in all material respects with all applicable U.S., state, foreign and multinational Applicable Laws (including Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), the Computer Fraud and Abuse Act (and all state and foreign Applicable Laws similar thereto), the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5) relating to privacy or data security and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Target Companies’ respective Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Target Companies or any of their respective business partners; (ii) non-personally identifiable information (including such information of visitors who use the Target Companies’ respective Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Target Companies or any of their respective business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; and (v) the sending of solicited or unsolicited electronic mail messages. Except as set forth on Schedule 4.20(a) of the Disclosure Schedule, no Target Company has received any notices or is the subject of any investigation regarding any actual or alleged violation of any Privacy Laws.

(b)The Target Companies post all policies with respect to the matters set forth in Section 4.20(a) on their respective Websites in conformance in all material respects with Privacy Laws. With respect to all Personal Information or sensitive non-personally identifiable information used, collected, or received by the Target Companies, the Target Companies have taken commercially reasonable steps consistent with Privacy Laws in all material respects to ensure that such information is protected against loss and unauthorized access, use, modification, disclosure or other misuse.

(c)(i) To the Knowledge of the Company, the advertisers and other Persons with which the Target Companies have contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) none of the Target Companies serves advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) none of Target Companies has received consumer complaints relative to Software downloads that resulted in the installation of the Target Companies’ respective tracking technologies.

(d)The Target Companies take commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no (i) to the Knowledge of the Company, unauthorized intrusions or breaches of same (including any unauthorized access to any Personal Information) or (ii) material failures, crashes or other material adverse events affecting the Software, Systems and Websites which have caused material disruption of the operation of the target Companies. Without limiting the generality of the foregoing, each of the Target Companies (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Target Companies’ confidential information and Personal Information and (B) implements and monitors safeguards to control those risks.

(e)Each of the Target Companies, and each of their respective businesses, products and services, is in compliance with and has at all times complied with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all (if any) such cardholder data that has come into its possession. None of the Target Companies has received notice that it is in non-compliance with any PCI DSS standards. None of the Target Companies has ever experienced a security breach involving any such cardholder data. No claims have been asserted or are threatened against any Target Company by any Person alleging a violation of any of the foregoing and there have been no known incidents of breach of any of the foregoing by any Target Company.

4.21    Customers. Section 4.21 of the Disclosure Schedule sets forth an accurate and complete list of (a) the customers of the Target Companies that generated at least $1,000,000 in revenues (“Major Customers”) and (b) the brand partners whose factories placed orders in excess of $1,000,000 (“Major Brand Partners”), in each case, during the 12-month period ended on the Interim Balance Sheet Date. As of the date of this Agreement, none of the Target Companies has received any notice or, to the Knowledge of the Company, has any reason to believe, that any of such Major Customer or Major Brand Partner (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Target Companies or (B) has sought, or is seeking, to reduce the price it will pay for the goods or services of the Target Companies. As of the date of this Agreement, no such Major Customer or Major Brand Partner has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Contemplated Transactions.

4.22    Vendors and Suppliers. Section 4.22 of the Disclosure Schedule sets forth an accurate list of the vendors and/or suppliers of the Target Companies to which any Target Company paid at least $200,000 in expenses or other expenditures during the 12-month period ended on the Interim Balance Sheet Date (“Major Suppliers”). As of the date of this Agreement, none of the Target Companies has received any notice or, to the Knowledge of the Company, has any reason to believe, that there has been any material adverse change in the price of such supplies or services provided by any such Major Supplier, or than any such Major Supplier will not sell supplies or services to the Target Companies at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Target Companies, subject to general and customary price increases. As of the date of this Agreement, no such Major Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Contemplated Transactions.

4.23    Products. (a) There is no Proceeding pending, or to the Knowledge of the Company, threatened, and the Target Companies have not received written notice of violation or investigation from, by or before any Governmental Entity relating to any product (including the packaging and advertising related thereto) designed by the Target Companies (a “Product”); and (b) since January 1, 2014, the Target Companies have not issued a recall of any Products of a material nature. There is no factual basis upon which to impose liability against the Company sounding in product liability, warranty, material backcharge, material additional work, or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Target Companies during the period through and including the Closing Date, (b) the sale and distribution of the Products by the Target Companies, or the manufacture of the Products by the Target Companies whether delivered to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of any action by Parent after the Closing Date) or (c) the operation of the Target Companies’ business during the period through and including the Closing Date.

4.24    Inventory. The Target Companies have good and valid title, free and clear of any Liens, other than Permitted Liens, to all finished goods inventory, raw materials, work-in-process, spare parts, packaging, labels, supplies, and other inventory of any kind (collectively, “Inventory”) owned, used or held for use, maintained, or stored, by or on behalf of the Target Companies. The Inventory: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) is not damaged or defective; and (c) in the case of finished goods, is salable in the ordinary course of business, in each case subject to the reserve for Inventory write-down reflected on the Interim Balance Sheet and as adjusted for the passage of time through the Closing Date in the ordinary course of business. The Target Companies record the Inventory in their accounting records at standard cost which approximates using the first-in, first-out (FIFO) method and is valued at the lower of cost and net realizable value.

4.25    Absence of Unlawful Payments. The Target Companies have not and, to the Knowledge of the Company, the Target Companies’ officers, directors or other employees or other Persons acting on the Target Companies’ behalf have not: (a) violated any applicable provision of the Anti-Corruption Laws; (b) engaged in any transactions or other dealings with or involving any country, entity or Person in violation of any applicable (i) International Trade Laws or sanctions, including those administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (ii) export controls administered or enforced by any relevant Governmental Entity, or (iii) anti-boycott Applicable Laws, in each case, except as permitted under applicable Laws; (c) paid, offered, promised or authorized payment of, money or any other thing of value to any Governmental Entity or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Anti-Corruption Laws for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that the Target Companies might secure any advantage, obtain or retain business or direct business to any Person; or (d) accepted or received any contributions, payments, gifts or expenditures that, to the Knowledge of the Company, were unlawful. Neither the Target Companies nor any of the Target Companies’ officers, directors or other employees or other Person acting on the Target Companies’ behalf is the subject of any pending, or, to the Knowledge of the Company, threatened investigation, inquiry, or enforcement proceedings for violations of any applicable Anti-Corruption Laws or International Trade Laws. The Target Companies and, to the Knowledge of the Company, all entities acting on behalf of the Target Companies, have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures adequately designed to ensure compliance with the Anti-Corruption Laws. The books of account and other financial records of the Target Companies (i) are accurate, complete and correct, (ii) represent actual, bona fide transactions, and (iii) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls.

4.26    Anti-Money Laundering. Neither the Target Companies nor, to the Knowledge of the Company, any of the Target Companies’ officers, directors or other employees or other Person acting on the Target Companies’ behalf, is engaging or has engaged in any transaction or dealing in violation of the Anti-Money Laundering Laws. Neither the Target Companies nor, to the Knowledge of the Company, any of the Target Companies’ officers, directors or other employees or other Person acting on the Target Companies’ behalf is the subject of any pending, or, to the Knowledge of the Company, threatened investigation, inquiry, or enforcement proceedings for violations of any applicable Anti-Money Laundering Laws.

4.27    Related Party Agreements. No Related Party of the Company: (a) is party to any Contract with any of the Target Companies (other than with respect to an officer or director of any Target Company pursuant to the Organizational Documents of such Target Company or with respect to an officer, director or employee of such Target Company pursuant to Company Benefit Plans, in each case as in effect as of the date hereof); (b) has any interest, directly or indirectly (i) in any assets or properties used or held for use by any of the Target Companies (other than as a holder of Equity Securities of any Target Company) or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of any of the Target Companies; (c) is (other than with respect to an employee of any of the Target Companies pursuant to Company Benefit Plans as in effect as of the date hereof) owed any amounts by any Target Company; or (d) owes any amount to any Target Company.

4.28    Brokers. Other than the Banker, no Target Company has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and the Banker pursuant to which the Banker would be entitled to any payment relating to the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article V are accurate and complete as of the date of this Agreement and as of the Closing Date as follows:

5.01    Authority; Execution and Delivery; Enforceability.

(a)Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and the other Collateral Agreements to which Parent or Merger Sub is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the other Collateral Agreements to which Parent or Merger Sub is or will be a party and the consummation by Parent and Merger Sub of the Contemplated Transactions, have been duly authorized by all necessary Entity action, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the other Collateral Agreements to which Parent or Merger Sub is or will be a party and the Contemplated Transactions.

(b)This Agreement has been, and each of the other Collateral Agreements to which Parent or Merger Sub is a party will be, duly executed and delivered.

(c)This Agreement constitutes, and each of the other Collateral Agreements to which Parent or Merger Sub is a party will constitute, the legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.02    Noncontravention. Neither the execution and delivery of this Agreement or the other Collateral Agreements to which Parent or Merger Sub is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will in any material respect contravene, conflict with or result in a violation of (a) any Applicable Law or Judgment to which Parent or Merger Sub is subject; (b) the provisions of any material Contract to which Parent or Merger Sub is bound or otherwise subject to, except as would not have a material adverse effect on Parent or Merger Sub; or (c) the provisions of the Organizational Documents of Parent or Merger Sub.

5.03    Solvency. Immediately after consummating the Contemplated Transactions, neither Parent nor Merger Sub will be insolvent.

5.04    Judgments. There is no outstanding Judgment to which Parent or Merger Sub is a party or is subject (a) that adversely affects Parent or Merger Sub or their respective properties, assets or business or (b) that materially prohibits or impairs the consummation of the Contemplated Transactions.

5.05    Financing. Parent has, or shall have at the Closing, sufficient funds to permit Parent or Merger Sub to consummate the Contemplated Transactions, including the Merger.

5.06    Acquisition of the Target Companies for Investment. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Merger. Parent confirms that it can bear the economic risk of its investment in the Target Companies and can afford to lose its entire investment in the Target Companies, and the Company has provided Parent with the opportunity to ask questions of the Representatives of the Target Companies and to acquire additional information about the business and financial condition of the Target Companies. Parent is causing the Merger to take place for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Target Companies.

5.07    Brokers. Neither Parent nor Merger Sub has retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

ARTICLE VI
COVENANTS

6.01    Covenants Relating to Conduct of Business. Except for matters set forth in Section 6.01 of the Disclosure Schedule or otherwise permitted, contemplated or required by the terms of this Agreement or except as required by Applicable Law, from the date of this Agreement to the Closing, the Target Companies shall conduct their respective business in the ordinary course of business consistent with past practice and the Target Companies shall: (i) preserve substantially intact the business organization and assets of the Target

Companies; (ii) use commercially reasonable efforts to keep available the services of the current officers and employees of the Target Companies; (iii) use commercially reasonable efforts to preserve the current relationships of the Target Companies with customers, suppliers and other Persons with which the Target Companies have significant business relations; and (iv) keep and maintain the assets and properties of the Target Companies in good repair and normal operating condition, wear and tear excepted. Without limiting the generality of the foregoing, except as otherwise set forth in Section 6.01 of the Disclosure Schedule, or as otherwise permitted, contemplated or required by the terms of this Agreement or as required by Applicable Law, no Target Company shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)amend any Organizational Document of any Target Company;

(b)issue, sell, pledge, dispose of or otherwise subject to any Lien (i) any Equity Securities of any Target Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in any Target Company (except for the issuance of Equity Securities in accordance with the terms of the Incentive Plan) or (ii) any properties or assets of any Target Company, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Securities or other equity or ownership interest or make any other change with respect to its capital structure;

(d)except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Target Company, or otherwise alter any Target Company’s corporate structure;

(e)amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any Target Company’s rights thereunder, or enter into any Contract that would constitute a Material Contract hereunder other than in the ordinary course of business consistent with past practice;

(f)except for any Collateral Agreement to which any Target Company and any Related Party is a party to, enter into any Contract with any Related Party of any Target Company;

(g)establish, amend or adopt any employee benefit plan, pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary commissions, fees, fringe benefits or other compensation or remuneration payable to any members of the Board of Directors, its officers or its senior management team (which consists of those individuals listed on Schedule 7.02(h)(xii)), in each case, outside of the ordinary course of business;

(h)incur or assume any liabilities, obligations or Indebtedness for borrowed money or guarantee any such liabilities, obligations or Indebtedness in excess of $500,000, other than liabilities incurred in the ordinary course of business for the purchase of finished goods or raw materials;

(i)permit or allow any of their respective material assets to become subjected to any Lien (other than Permitted Liens);

(j)make or incur capital expenditures in excess of $500,000 in the aggregate;

(k)purchase or enter into any lease of real property;

(l)abandon, fail to maintain or allow to lapse any Company Intellectual Property;

(m)grant any license or sublicense of any of any Intellectual Property other than non-exclusive licenses granted by a Target Company to customers in the ordinary course of business pursuant to the standard forms of the Target Companies;

(n)terminate or allow to be terminated any material insurance policy in effect as of the date of this Agreement;

(o)form any Subsidiary or acquire the equity of any Person;

(p)other than the settlement of disputes relating to accounts payable or accounts receivable in the ordinary course of business, commence or settle any Proceeding that would involve the payment of $100,000 or more or would otherwise result in the incurrence by the Company of fees, costs and expenses in an aggregate amount of $500,000 or more;

(q)make or rescind any election relating to Taxes except for those elections relating to Taxes that were inconsistent with past practice, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, make any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, file any amended Tax Return, change any accounting period, or surrender any right to claim a refund of Taxes; or

(r)agree, commit or offer (in writing or otherwise) to take any of the foregoing actions.

6.02    Access to Information; Confidentiality Agreement.

(a)The Target Companies shall afford to Parent and to Parent’s Representatives commercially reasonable access (including for inspection and copying) during normal business hours throughout the period prior to the Closing Date to the books and records (other than privileged documents and other documents restricted by Applicable Law), properties and personnel of the Target Companies, and shall furnish Parent and Parent’s Representatives with such financial, operating and other data and information as Parent may reasonably request; provided that such requests will not unreasonably interfere with the conduct of the business of the Target Companies.

(b)Each Party agrees that the terms of the Confidentiality Agreement (including the provisions regarding no unauthorized contact and non-solicitation) shall survive until the Closing and remain in full force and effect in accordance with its terms following the execution and delivery of this Agreement and each Party that is a party thereto shall continue to comply with the terms thereof; provided, however, that Parent shall have the right to make such disclosures as Parent may be required under Applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system, including, for the avoidance of doubt, the issuance of any press release or the making of any public statements pursuant to and subject to the Company’s rights under Section 6.03.

6.03    Publicity. Prior to the Closing, Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and shall not issue any such press release or make any such public statement prior to the Closing without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that: (a) Parent and/or any direct or indirect parent or Affiliate of Parent shall be permitted to issue such press releases, make such public statements, make any filings (including with the United States Securities and Exchange Commission) and/or provide or participate in interviews (whether for articles, television, radio, podcasts or otherwise) and/or make other media appearances (x) as may be required under any Applicable Laws or (y) as otherwise consistent with past practices of Parent and/or any direct or indirect parent or Affiliate of Parent; provided, however, (i) Parent will have afforded the Company (if prior to the Closing) or the Stockholder Representative (if after the Closing), for a reasonable period prior to the making of such release, statement or filing (in each case if in writing), a reasonable opportunity to review the intended form and substance of such release, announcement, disclosure or filing (for the avoidance of doubt, such reviewing party shall not have any consent or approval rights with respect to any such release, announcement, disclosure or filing), and (ii) in the case of interviews and/or other media appearances, Parent will have notified the Company (if prior to the Closing) or the Stockholder Representative (if after the Closing) prior to such interview or other media appearance; and (b) Parent and/or a direct or indirect parent or Affiliate of Parent shall be permitted to file this Agreement with the United States Securities and Exchange Commission and make disclosures regarding this Agreement and the Contemplated Transactions pursuant to filings with United States Securities and Exchange Commission.

6.04    No Negotiation. From and after the date of this Agreement, until such time as this Agreement shall be terminated pursuant to Section 8.01, the Company shall not, and shall cause its Representatives not to, directly or indirectly solicit, initiate, encourage, entertain or respond to any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Parent) concerning any sale of all or substantially all of the assets of any of the Target Companies, any direct or indirect sale of Equity Securities of any of the Target Companies, or any merger, consolidation or similar transaction involving any of the Target Companies (each, an “Acquisition Proposal”). From and after the date of this Agreement, the Company shall, and shall instruct its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons (other than Parent) with respect to any of the foregoing. The Company shall notify Parent promptly, but in any event within twenty-four (24) hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Parent shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. The Company shall not, and shall cause the Target Companies not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Target Company is a party, without the prior written consent of Parent.

6.05    Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, each Party (other than the Stockholder Representative) shall use commercially reasonable efforts to cause the conditions applicable to it as set forth in Article VII to be satisfied and the Contemplated Transactions to be consummated in accordance with their terms.

6.06    HSR Act and Foreign Competition Filings.

(a)Without limiting the general nature of Section 6.05, each of Parent and the Company shall (and, to the extent required, shall cause their respective Affiliates to): (i) comply promptly, and in any event within ten Business Days after the date of this Agreement, with the notification and reporting requirements of the HSR Act and use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act; (ii) within ten Business Days after the date of this Agreement, make such other filings with any similar foreign Antitrust Authorities as may be required under any applicable similar foreign law; and (iii) use commercially reasonable efforts to cooperate with the other Parties in connection with making any filing under the HSR Act or any similar foreign law and in connection with any filings, communications or other submissions related to resolving any investigation or other inquiry by any Antitrust Authority under the HSR Act or any similar foreign law. Each of Parent and the Company shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority. Each Party shall furnish to the other Parties such necessary information and assistance as such other Party or Parties may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity.

(b)Each of the Parties shall notify and keep the other Parties advised as to (i) any material communication from any Governmental Entity regarding any of the Contemplated Transactions and (ii) any Proceeding pending and known to such Party that challenges the Contemplated Transactions. Without in any way limiting the foregoing, and subject to Applicable Law, the Parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to or for any Governmental Entity in connection with the Contemplated Transactions. Each Party shall consult the other on all information relating to the other and each of their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with this Agreement and the Contemplated Transactions.

(c)Notwithstanding anything to the contrary set forth elsewhere in this Agreement, Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve any such objections as any Antitrust Authority or any other Person may assert under any Applicable Laws with respect to the Contemplated Transactions, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Antitrust Authority or any other Person with respect to the Contemplated Transactions, in each case, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), provided, however, that in no event shall Parent be required to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, lease, license, transfer or disposition, before or after the Closing, of any assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or any of its Affiliates or of the Target Companies, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of Parent or any of its Affiliates or of the Target Companies or (iii) otherwise take or commit to take any action that would limit Parent’s and its Affiliates’ freedom of action with respect to, or their ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, rights, product lines or properties of Parent or any of its Affiliates or of the Target Companies.

6.07    Consents and Approvals. Each of Parent and the Company shall (and shall cause each of its Affiliates to) in addition to complying with their respective obligations under Section 6.06 with respect to Antitrust Authorities, use commercially reasonable efforts to obtain all material consents and approvals of Persons (other than Governmental Entities) that any of Parent, the Company or their respective Affiliates are required to obtain in order to consummate the Contemplated Transactions in accordance with the terms and conditions of this Agreement.

6.08    Employees.

(a)From and after the Closing Date, Parent shall, or shall cause its Affiliates or the Target Companies to, recognize the prior service with the Target Companies of each full-time employee of the Target Companies as of the Closing Date (the “Target Company Employees”) in connection with all employee benefit plans of Parent or its Affiliates in which Target Company Employees are eligible to participate following the Closing Date, for purposes of eligibility, vesting, and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Closing Date, Parent shall, or shall cause its Affiliates or the Target Companies to (i) cause any pre-existing condition or other limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Target Companies) under any group health, dental, life or vision plans of Parent or its Affiliates to be waived with respect to Target Company Employees and their eligible dependents, (ii) use its commercially reasonable efforts to provide each Target Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date, and (iii) assume any continuation coverage obligations related to Target Company Employees or former employees of the Target Companies and their dependents occurring pursuant to Code Section 4980B and applicable state laws having similar purpose.

(b)In the event Parent or its Affiliates cause the Target Companies to fail to retain a sufficient number of employees, or fail to provide sufficient compensation and benefits, or effectuate terminations or layoffs after the Closing, in each case such that there is deemed to be an employment loss or layoff triggering notice requirements and/or liability under the WARN Act, Parent shall be responsible for all liabilities and obligations arising under or pursuant to the WARN Act, including any and all damages, fines, penalties, attorneys’ fees and costs thereunder. Parent’s liability under this provision includes employees terminated by the Target Companies prior to the Closing Date who become entitled to WARN Act notice through aggregation with employees who suffer an employment loss or layoff on the Closing Date or thereafter. Parent and its Affiliates shall be solely responsible for any and all liabilities, claims and obligations of any kind arising out of the employment (or termination of employment, whether actual or constructive) of employees arising on and after the Closing Date. For purposes of this provision, the “WARN Act” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., and the regulations promulgated thereunder, as well as any state or local Applicable Law of similar effect.

6.09    Indemnification; Directors and Officers Insurance.

(a)For a period of six years after the Closing Date, the Target Companies will, and Parent shall cause the Target Companies to: (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all past and present directors, officers, employees, and agents of the Target Companies (in all of their capacities), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Target Companies pursuant to the applicable Organizational Documents of the Target Companies and indemnification agreements in existence on the date of this Agreement with any directors, officers, and employees of the Target Companies and to the fullest extent permitted by Applicable Law, in each case for acts or omissions at or prior to the Closing Date (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions); and (ii) to the extent permitted by Applicable Law, include and cause to be maintained in effect in the Organizational Documents of the Target Companies for a period of six years after the Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors, and employees and advancement of expenses contained in the applicable Organizational Documents of the Target Companies. The obligations of Parent and the Target Companies following the Closing under this Section 6.09(a) shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.09(a) applies without the consent of such affected director or officer. In the event Parent, the Target Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in either such case, proper provision shall be made so that the successors and assigns of Parent or the Target Companies, as the case may be, shall assume the obligations of this Section 6.09(a).

(b)Prior to the Closing, the Target Companies will arrange through their current broker for the placement of “tail” insurance coverage (the “Tail Policy”) insuring the current officers and directors of the Target Companies under the same terms, conditions and exclusions as provided by or contained in the current primary directors’ and officers’ liability insurance, employment practice liability insurance and fiduciary liability insurance policies maintained as of the date hereof, and any renewals or replacements thereof maintained as of the Closing Date by or on behalf of the Target Companies, including any excess coverage by the Company. Such Tail Policy shall provide coverage for a period of six years as of and from the Closing Date with respect to matters or circumstances occurring at or prior to the Closing Date. For the avoidance of doubt, the Tail Policy shall be purchased at the Company’s expense and shall not be included as a liability in the calculation of Working Capital.

(c)Parent covenants, for itself and its Affiliates, that it and they shall not institute any Proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description, in each such case to the extent resulting from their approval of this Agreement or the Contemplated Transactions.

6.10    Change of Control Payments. Parent shall cause the Payroll Company to complete a special payroll promptly (but in any event within five Business Days) following the Closing Date for the purposes of delivering the Change of Control Payments payable to the Target Company Employees entitled to receive a Change of Control Payment, net of all applicable deductions and withheld Taxes. Without limiting the generality of the foregoing, (a) Parent shall, and shall cause the Company and its Representatives to, provide any information or assistance reasonably requested by the Payroll Company in connection with the distribution of the Change of Control Payments, and (b) in no event shall Parent, its Affiliates or any of their Representatives prevent or seek to prevent the payment of such Change of Control Payments by the Payroll Company. In the period prior to the Closing, the Company shall take all action reasonably necessary (other than funding the Change of Control Payments, which shall be funded in accordance with Section 3.02(a)(iii)) to assist the Payroll Company in preparing to process the special payroll for the Change of Control Payments in accordance with this Section 6.10.

6.11    Tax Matters.

(a)Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies (including the Surviving Corporation as the successor of the Company) for taxable periods that began before the Closing Date that are filed or to be filed after the Closing Date (each, other than those referred to in the proviso to this sentence, a “Closing Date Tax Return”); provided, however, that the Stockholder Representative shall cause to be prepared (and the Surviving Corporation shall subsequently file) all Tax Returns for the Target Companies (including the Surviving Corporation as the successor of the Company) for any period ending on or before the Closing Date that are filed or to be filed after the Closing

Date, including the U.S. federal and applicable state and local income Tax Returns for the Target Companies (including the Surviving Corporation as the successor of the Company) ending on the Closing Date (such return, a “Seller-Prepared Tax Return”). All Closing Date Tax Returns and Seller-Prepared Tax Returns shall be prepared in a manner consistent with the corresponding prior Tax Returns, except as otherwise required by Applicable Law. Parent shall deliver to the Stockholder Representative copies of all Closing Date Tax Returns no later than 10 Business Days prior to the due date (including extensions) (or, with respect to any such Tax Returns due within 15 Business Days of the Closing Date, as soon as reasonably practicable), and shall not file any such Closing Date Tax Return without first obtaining the consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed) and shall incorporate Stockholder Representative’s reasonable comments thereto prior to filing. Stockholder Representative shall deliver to Parent copies of all Seller-Prepared Tax Returns no later than 15 Business Days prior to the due date (including extensions), and shall not file any such Seller-Prepared Tax Return without first obtaining the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and shall incorporate Parent’s reasonable comments thereto prior to filing. Except as expressly required by this Agreement, none of Parent, Surviving Corporation or any Target Company shall, without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), (i) cause any Target Company (or the Surviving Corporation) to take any action outside the ordinary course of business (including without limitation any election pursuant to Section 338 of the Code with respect to any Target Company or any merger, conversion, liquidation or dissolution of any Target Company) on the Closing Date after the Closing, (ii) file, re-file, amend or otherwise modify any Tax Return of the Target Companies (including the Surviving Corporation as the successor of the Company) with respect to any Pre-Closing Tax Period or Straddle Period, (iii) make, change or revoke any Tax election with respect to any Target Company (including the Surviving Corporation as the successor of the Company) for any Pre-Closing Tax Period or Straddle Period, (iv) make or initiate any voluntary Tax disclosures or Tax amnesty or similar filings or take any other action or enter into any transaction (including any action or transaction that has retroactive effect to a taxable period (or portion thereof) that ends on or prior to the Closing Date), or (v) carry back net operating loss generated in a Post-Closing Tax Period to any Pre-Closing Tax Period. Parent shall not, without the prior written consent of the Stockholder Representative, waive or permit to be waived any limitations period for any Target Company (including the Surviving Corporation as the successor of the Company) for any Pre-Closing Tax Period or Straddle Period.

(b)The Stockholders shall be responsible for all Taxes reflected on any Closing Date Tax Return or Seller-Prepared Tax Return prepared in accordance with Section 6.11(a), to the extent such Taxes are attributable to a Pre-Closing Tax Period (determined, in the case of any Straddle Period, in a manner consistent with Section 6.11(c)). No later than five days prior to the due date of any such Closing Date Tax Return or Seller-Prepared Tax Return, the Stockholder Representative, on behalf of the Stockholders, shall pay, solely to the extent of funds available in the Stockholder Representative Expense Account (and to the extent of any remaining liability, the Stockholders shall pay directly), to the Parent (or its designee) the amount of Taxes that are the responsibility of the Stockholders with respect to such Tax Return under the prior sentence, except to the extent such Taxes were included in the calculation of Indebtedness or otherwise reduced the Estimated Net Adjusted Merger Consideration (as finally adjusted pursuant to Section 2.05).

(c)In the case of any Straddle Period, the amount of any income Taxes or other Taxes based upon the income or receipts of, sales by, or consideration, interest or other compensation paid by, the Target Companies attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, and the amount of ad valorem Taxes, property Taxes and similar Taxes of the Target Companies attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period (excluding extraordinary items attributable to activities of events after the Closing Date) through the Closing Date, and the denominator of which is the total number of days in the Straddle Period. To the extent, for any Tax Return of any Target Company (including the Surviving Corporation as the successor of the Company), (i) the estimated or other Taxes paid by the Target Companies (including the Surviving Corporation as the successor of the Company) prior to the Closing Date exceeds (ii) the liability for Pre-Closing Tax Periods with respect to such Tax Return as calculated pursuant to this Section 6.11(c), then Parent shall pay the Payments Administrator the amount of such excess no later than five Business Days prior to the due date (including extensions) of such Tax Return for distribution to the Stockholders in accordance with their Common Pre-Contribution Proportionate Share; provided, that if the Stockholders owe any Taxes to Parent pursuant to Section 6.11(b) or Section 6.11(l), Parent shall be entitled to retain the amount that would otherwise be paid to the Payments Administrator and offset it against such amount that the Stockholders owe pursuant to Section 6.11(b) or Section 6.11(l).

(d)Tax deductions of the Target Companies (including the Surviving Corporation as the successor of the Company), including those attributable to depreciation, amortization, capitalized fees, interest and original issue discount, (the “Transaction Tax Deductions”), which are attributable to the following shall be allocated to Pre-Closing Tax Periods to the maximum extent permitted by Applicable Law (at a “more likely than not standard”): (i) payment or accrual of any Company Transaction Expenses (to the extent included in the Final Closing Company Transaction Expense Amount (whether or not, for the avoidance of doubt, such amounts included in the Final Closing Company Transaction Expense Amount are paid before or after the Effective Time) or to the extent such amounts would have been included in the Final Closing Company Transaction Expense Amount had they not been paid prior to the Effective Time) and the Change of Control Payments, including without limitation the employer’s share of any payroll taxes resulting from Change of Control Payments; (ii) the exercise of any Company Stock Options prior to the Effective Time, and any related disqualifying dispositions resulting from the Contemplated Transactions; and (iii) payment of the Closing Indebtedness (including deductions attributable to capitalized fees, interest and original issue discount), whether such amounts are paid before or after the Effective Time, or amounts that would have been included in the Closing Indebtedness but were paid at or prior to the Effective Time. Parent shall cause the Target Companies (including the Surviving Corporation as the successor of the Company) to claim the maximum amount of accelerated or bonus depreciation permissible under the Code (but solely, for the avoidance of doubt, with respect to bonus depreciation eligible assets acquired by the Target Companies prior to the Effective Time) in a Pre-Closing Tax Period. The Parent shall cause the Target Companies (including the Surviving Corporation as the successor of the Company) to make the election permitted in Revenue Procedure 2011-29, to treat seventy percent (70%) of any success-based fees that were paid or accrued by or on behalf of any of the Target Companies (including the Surviving Corporation as the successor of the Company) in or before 2020 as an amount that did not facilitate the Contemplated Transactions for federal income Tax purposes. No Party shall permit any election to be made under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. law) to ratably allocate items incurred by the Company. No election shall be made, with respect to any Target Company (including the Surviving Corporation as the successor of the Company) to waive the carry back of any net operating loss or other Tax attribute or credit realized in a Pre-Closing Tax Period, and Parent shall cause the Target Companies (including the Surviving Corporation as the successor of the Company) to carry back any net operating loss or other Tax attribute or credit realized in a Pre-Closing Tax Period (including, without limitation, any net operating loss generated in whole or in part by Transaction Tax Deductions) to any other Pre-Closing Tax Periods to the extent permitted by Applicable Law. To the maximum extent permitted by Applicable Law, Parent will take all actions necessary and appropriate to cause the end of the taxable year for the Company that began on January 1, 2020 to occur on the Closing Date (by causing the Surviving Corporation to become a part of the consolidated income tax filing group that includes Parent).

(e)Any Tax refund that a Target Company, including the Surviving Corporation as the successor of the Company (or any member of a consolidated income Tax filing group of which any of the Target Companies (including the Surviving Corporation as the successor of the Company) is also a member, but solely with respect to a Target Company or Surviving Corporation) is entitled to receive for a Pre-Closing Tax Period (including by means of a credit that reduces cash Taxes payable, and including refunds with respect to over-payment of estimated income Taxes, and including any refund attributable in whole or in part to the carrying back of net operating losses pursuant to Section 6.11(d) above) shall be for the account of the Stockholders, and the Target Company (including the Surviving Corporation as the successor of the Company) receiving such Tax refund or credit shall pay the amount of such Tax refund or credit, net of any Taxes, expenses or costs incurred by Parent or any of its Affiliates in securing such refund or credit, to the Payments Administrator (for distribution to the Stockholders) as soon as practicable after actual receipt; provided, that if the Stockholders are liable for any Taxes pursuant to Section 6.11(b) or Section 6.11(l), Parent shall be entitled to retain the amount that would otherwise be required to be paid to the Payments Administrator pursuant to this sentence and offset it against such amount that the Stockholders owe pursuant to Section 6.11(b) or Section 6.11(l). Parent shall cause the Target Companies (including the Surviving Corporation as the successor of the Company) to file, and shall cooperate with the Stockholder Representative in the preparation and filing of, any (i) Tax refund claim requested by the Stockholder Representative, so long as such Tax refund claim is consistent with Applicable Law, including, the refund claims described on Schedule 6.11(e), and (ii) amendment to any Tax Return for any Pre-Closing Tax Period related to such refund claim, to the extent such amendment is consistent with Applicable Law. Moreover, but without duplication of any amounts payable under the preceding sentences of this Section 6.11(e) or under Section 6.11(c), Parent shall pay over to the Payments Administrator any excess of (1) the estimated income Taxes paid by the Target Companies (including the Surviving Corporation as the successor of the Company) with respect to a Straddle Period over (2) the portion of the total Taxes due for such Straddle Period allocated to the portion of such Straddle Period ending on the Closing Date (determined in accordance with Section 6.11(c)), regardless of whether a refund is received for the Straddle Period as a whole; provided, that if the Stockholders are liable for any Taxes pursuant to Section 6.11(b) or Section 6.11(l), Parent shall be entitled to retain the amount that would otherwise be paid to the Payments Administrator pursuant to this sentence and offset it against such amount that the Stockholders owe pursuant to Section 6.11(b) or Section 6.11(l). For the avoidance of doubt, and notwithstanding anything to the contrary stated in this Section 6.11(e) or in Section 6.11(d), any refund resulting from carrying back a net operating loss generated in a Post-Closing Tax Period to any Pre-Closing Tax Period approved by Stockholder Representative (pursuant to its consent right in Section ý6.11(a)) shall be for the account of Parent (and shall not be required to be paid to Stockholders).

(f)Parent shall pay over to the Payments Administrator, for distribution to the Stockholders, an amount of cash equal to any Net Operating Loss Tax Benefit realized with respect to any taxable period (or portion thereof) beginning after the Closing Date, within 30 calendar days of actually realizing such Net Operating Loss Tax Benefit; provided, that if the Stockholders are liable for any Taxes pursuant to Section 6.11(b) or Section 6.11(l), Parent shall be entitled to retain the amount that would otherwise be required to be paid to the Payments Administrator pursuant to this sentence and offset it against such amount that the Stockholders owe pursuant to Section 6.11(b) or Section 6.11(l). A “Net Operating Loss Tax Benefit” is equal to the amount of any actual cash reduction in Parent’s and the Target Companies’ (including the Surviving Corporation as the successor of the Company) cumulative liability for Taxes with respect to any taxable period (or portion thereof) resulting from a Net Operating Loss Carryforward taken as the last item in calculating such liability. A Net Operating Loss Tax Benefit will be deemed to be realized in a taxable year if, and to the extent that, Parent’s and the Target Companies’ (including the Surviving Corporation as the successor of the Company) cumulative cash liability for Taxes for such taxable year, calculated by excluding the relevant Net Operating Loss Carryforward, exceeds Parent’s and the Target Companies’ (including the Surviving Corporation as the successor of the Company) actual cash liability for

Taxes for such taxable year, calculated by taking into account the relevant Net Operating Loss Carryforward, to the extent such carryforward is actually utilizable in such year (and taking into account, for the avoidance of doubt, any limitations (e.g., limitation under Code Section 382) imposed by Applicable Law), whether or not such carryforward is actually utilized in such year; provided, that such loss is actually eligible (taking into account all applicable usage limitations) to be used in the current period and would result in an actual reduction of cash Taxes payable if it was used in such period. With respect to any net operating loss generated in the income Tax year that ends on the Closing Date, it is acknowledged and agreed that a portion of the bargained for the consideration of the Merger is that the Target Companies (including the Surviving Corporation as the successor of the Company) shall have the right to first carry back any such net operating loss and generate an income Tax refund for the account of the Stockholders pursuant to Section 6.11(e) (and subject to the limitations described therein), and that the Stockholders shall have the additional right to receive a cash payment from Parent equal to any Net Operating Loss Tax Benefit, if any, associated with any remaining net operating losses not carried back and resulting in a Tax refund for the account of the Stockholders.

(g)After the Closing, Parent and the Stockholder Representative shall cooperate with each other, the Target Companies (including the Surviving Corporation as the successor of the Company) and their respective agents, including accounting firms and legal counsel, in connection with the preparation of any Tax Return, any refund claim or any Tax audits, Tax disputes or administrative, judicial or other proceedings related to any Taxes (each such Tax audit, dispute, or administrative, judicial or other proceeding related to any Taxes, a “Tax Controversy”) with respect to the activities or filings of the Target Companies (including the Surviving Corporation as the successor of the Company) for any period, or the portion of any period, prior to the Closing Date. Such cooperation shall include (to the extent in its possession) the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers of the Target Companies (including the Surviving Corporation as the successor of the Company) and their respective auditors, but excluding records and information that are protected by recognized professional privilege, related to Pre-Closing Tax Periods of the Target Companies (including the Surviving Corporation as the successor of the Company) which are reasonably relevant to any Tax Returns, claims for refund, or any Tax Controversy. Parent and the Stockholder Representative agree to retain all books and records (to the extent in its possession) with respect to Tax matters pertinent to the Target Companies relating to the six-year period (or portion thereof) prior to the Closing. Without limiting the foregoing, Parent will (and will cause the Surviving Corporation to) cooperate with the Stockholder Representative to enable the Stockholder Representative to utilize the Surviving Corporation’s existing tax return preparation firm(s) (the “Accounting Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Stockholder Representative under the Accounting Firm’s engagement agreement sufficient for the Accounting Firm to take direction from the Stockholder Representative, or otherwise ensuring that the Stockholder Representative will have access to (and the ability to direct, even if indirectly through the Surviving Corporation) the Accounting Firm.

(h)If, after the Closing Date, the Company, Parent or the Stockholder Representative receives any notice of proposed adjustment, revenue agent’s report (or similar report), or notice of deficiency with respect to the Tax matters of the Target Companies (including the Surviving Corporation as the successor of the Company) that could affect the other Parties, the Party receiving such document shall supply a copy of such document to the potentially affected Party within seven calendar days of receipt. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Controversy, or as required by Applicable Law; provided, that the foregoing shall not restrict the Stockholder Representative’s communications with its advisors and representatives and with the Stockholders.

(i)After the Closing Date, Parent shall have the right to control, at its expense, any Tax Controversies with respect to the Target Companies (including the Surviving Corporation as the successor of the Company); provided, however, that in the case of any Tax Controversy that relates in part to any Pre-Closing Tax Period or Indemnified Taxes, the Stockholder Representative may reasonably participate in such Tax Controversy at the Stockholders’ expense, and none of Parent or the Target Companies shall enter into any agreement that represents a final determination of the matter without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that in the case of any Tax Controversy that relates solely and exclusively to a Pre-Closing Tax Period or Indemnified Taxes, the Stockholder Representative shall have the right to control the proceedings relating to such Tax Controversy at the expense of the Stockholders, and Parent shall have the right to participate in such Tax Controversy proceedings at Parent’s expense and the Stockholder Representative shall not enter into any agreement that represents a final determination of the matter without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(j)Parent agrees, upon the request of the Stockholder Representative, and at the sole expense of the Stockholders, to use commercially reasonable efforts to obtain any certificate or document from any Taxing Authority or any other Person as may be reasonably necessary to reduce, mitigate, eliminate or obtain a credit or refund of any Tax related to the Target Companies with respect to a Pre-Closing Tax Period or which a Stockholder would reasonably be expected to have liability for under this Agreement.

(k)The Parties agree that no election will be made under Sections 336 or 338 of the Code (or any comparable provision of foreign, state or local law) in respect of the Contemplated Transactions.

(l)Notwithstanding anything to the contrary stated elsewhere in this Agreement (including, for the sake of clarity, but without limitation, Article IX), but subject to the limitations set forth in this Section 6.11(l) the Stockholders, severally but not jointly, shall indemnify, defend and hold harmless, Parent and each of its Affiliates (including Target Companies or the Surviving Corporation after the Closing) against any and all Indemnified Taxes, except to the extent such Taxes were (i) included in the calculation of Indebtedness or otherwise reduced the Estimated Net Adjusted Merger Consideration (as finally adjusted pursuant to Section 2.05), or (ii) incurred as a result of a breach of any covenant of Parent set forth in Section 6.11(a). Notwithstanding anything to the contrary stated elsewhere in this Agreement, the obligations of the Stockholders under this Section 6.11 shall survive until 60 days after the expiration of the applicable tax statute of limitations (including extensions). Notwithstanding anything to the contrary herein, with respect to the indemnification obligation set forth in this Section 6.11(l), (i) the total liability of a Stockholder shall be limited to the aggregate amount of consideration actually received by such Stockholder pursuant to this Agreement (and shall, for the avoidance of doubt, exclude the value of any Contributed Company Common Stock contributed to Parent TopCo as part of the Stockholder Contribution), (ii) no Stockholder shall be liable for more than such Stockholder’s Common Proportionate Share of the amount of any Indemnified Taxes, and (iii) subject to the limitations described in the provisos to the final sentence of this Section 6.11(l), the Stockholders shall be liable for such Indemnified Taxes only to the extent that such Losses exceed insurance proceeds actually realized by Parent or its Affiliates under the R&W Insurance Policy with respect to the applicable claim. In the event Parent or its Affiliates is entitled to indemnification pursuant to this Section 6.11(l), Parent or its Affiliates (i) must first seek to recover such Indemnified Taxes through the R&W Insurance Policy in accordance with the provisions thereof; and (ii) thereafter may recover directly from Stockholders; provided, further, that Parent is not required to seek to recover Indemnified Taxes through the R&W Insurance Policy (and may proceed to recover directly from Stockholders), to the extent that such Taxes are not recovered or recoverable under the R&W Insurance Policy (including, for the avoidance of doubt and without limitation, because of a retention, deductible, cap or coverage limitation); provided, further, that if a claim is brought hereunder for any Indemnified Taxes that are described in clause (i) of the definition of “Indemnified Taxes” and the relevant Tax is a Tax of one or several (but not all) of the Stockholders, only such Stockholders whose Tax it is shall be liable (jointly and several) to indemnify Parent and each of its Affiliates (including Target Companies or the Surviving Corporation after the Closing) from and against such Tax.

(m)The Company shall cause any and all Tax allocation, sharing and indemnity Contracts and any other similar Contract or other agreement or arrangement relating to Taxes (whether written or unwritten), solely between any of the Target Companies, on the one hand, and any Stockholder or any of their respective Affiliates (other than Target Companies), on the other hand, to be terminated at or prior to the Closing. After such termination, neither the Stockholder Representative, any Stockholder, nor any of their respective Affiliates shall have any further rights or liabilities thereunder.

6.12    Company Stock Options.

(a)Prior to or as of the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions and take all actions necessary so that, contingent upon the Closing and effective immediately prior to the Effective Time, all outstanding options to purchase shares of Company Common Stock held by employees of the Company are fully vested and exercisable.

(b)As soon as practicable following the date of this Agreement, the Company shall deliver written notice to each Option Holder, with respect to the Option Holder’s Company Stock Options, setting forth (A) any accelerated vesting applicable to the Option Holder’s Company Stock Options, (B) the deadline for submitting a cashless exercise notice for vested Company Stock Options (including Company Stock Options that shall be vested in accordance with Section 6.12(a) contingent upon the Closing) to be exercised prior to the Effective Time and that any exercise notice received after such deadline shall be ineffective, (C) that, with respect to each vested Company Stock Option exercised by the Option Holder, the Option Holder shall have the rights to receive the applicable amount of the Estimated Stockholder Distribution Amount and any Additional Consideration less the Option Exercise Payment Amount for the vested Company Stock Option less any deductions and withholdings, as set forth on the Allocation Schedule and (D) that all Company Stock Options held by the Option Holder that are not exercised prior to the Effective Time automatically shall terminate in accordance with the Incentive Plan terms and that the Option Holder shall have no further rights with respect to such terminated Company Stock Options.

6.13    Expenses; Transfer Taxes.

(a)Whether or not the Closing takes place, except as otherwise specifically provided herein, all Transaction Expenses shall be paid by the Party incurring such expense; provided, however, that (i) the fees and expenses of the Accounting Referee, if applicable, shall be paid or reimbursed in accordance with Section 2.06(a), (ii) the filing fee payable upon the filing of a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act and any other comparable Antitrust Laws shall be borne 50% by Parent and 50% by the Company, and (iii) the cost and expense of any representations and warranties insurance policy obtained for the benefit of Parent shall be borne by Parent.

(b)Any transfer taxes, sales taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by the Stockholders or any other party in connection with the Contemplated Transactions shall be borne 50% by Parent and 50% by the Stockholders.

6.14    Cash on Hand. Prior to Closing, the Company shall declare or pay a dividend or distribution to the Stockholders of the Company from Cash on hand; provided, however, that the Company shall not be required to dividend any Cash that is required to be held by the Target Companies pursuant to Applicable Law. In addition, prior to the Closing, the Company may use Cash on hand to pay Company Transaction Expenses or Change of Control Payments, at its discretion.

6.15    Further Assurances. On and after the Closing Date, the Parties will take all appropriate action and execute any documents, instruments or conveyance of any kind that may be reasonably requested by any other Party to carry out any of the Contemplated Transactions.

6.16    Representation and Warranty Policy. Simultaneous with the execution and delivery of this Agreement, Parent has delivered to the Company an accurate and complete copy of the Binder Agreement, dated of the date hereof (the “Binder Agreement”), by and between Parent and the R&W Insurer, reflecting the binding of coverage for the R&W Insurance Policy. After the Closing, Parent agrees that it will comply with the material terms of any post-Closing deliverables set out in the Binder Agreement for the issuance of the R&W Insurance Policy. Following the Closing, Parent shall not, without the Stockholder Representative’s prior written consent, terminate the R&W Insurance Policy or otherwise amend or modify the terms of the R&W Insurance Policy, in each case as would have an adverse effect to the Stockholders.

6.17    Glenbrook Partial Redemption. [Immediately prior to the Closing, Glenbrook Consumer Partners, L.L.C. (“Glenbrook”) shall effectuate a partial redemption of the equity interests of Glenbrook held by Straight Arrow Ventures, LLC (“Straight Arrow”) in exchange for a sufficient number of shares of Company Common Stock to allow Straight Arrow to satisfy its obligations under the Straight Arrow Contribution Agreement (as defined below) to contribute to Parent TopCo the Contributed Company Common Shares specified in the Straight Arrow Contribution Agreement (such transaction being referred to as the “Glenbrook Partial Redemption”).  No later than five (5) Business Days prior to the Closing, the Company shall deliver to Parent the documentation effecting the Glenbrook Partial Redemption, which shall be in a form reasonably acceptable to Parent. Subject to review of such documentation, Parent (i) consents to the consummation of the Glenbrook Partial Redemption, and (ii) acknowledges and agrees that the Company may, without breaching any representation, warranty or covenant in this Agreement, reflect the transfer of the shares of Company Common Stock to Straight Arrow as part of the Glenbrook Partial Redemption on the books and records of the Company.  The “Straight Arrow Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among Parent TopCo, Glenbrook and Straight Arrow.

ARTICLE VII
CONDITIONS PRECEDENT

7.01    Conditions to Obligations of Each Party to Effect the Contemplated Transactions. The respective obligations of each Party to effect the Contemplated Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)All waiting periods (and all extensions thereof) applicable to the Contemplated Transactions under any Applicable Laws relating to antitrust or competition (“Antitrust Laws”) shall have terminated or expired, all consents, approvals, authorizations, and orders required under the Antitrust Laws shall have been received and become final and non-appealable, and any Antitrust Authority that has the authority to enforce any Antitrust Laws in those jurisdictions where such consents, approvals, authorizations, and orders are so required shall have approved, cleared, or decided neither to initiate proceedings or otherwise intervene in respect of the Contemplated Transactions nor to refer the Contemplated Transactions to any other competent Governmental Entity.

(b)There will be no Judgment in favor of any Antitrust Authority restraining or prohibiting the consummation of the Contemplated Transactions or any pending Proceeding brought by any Antitrust Authority challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

(c)No Governmental Entity shall have issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) that is then in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.

(d)The Merger shall have been approved by a majority of the voting power of the outstanding stock of the Company entitled to vote thereon (by the Stockholder Approval or otherwise).

7.02    Conditions to Obligation of Parent. The obligation of Parent to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived by Parent in whole or in part):

(a)(i) Each of Company Fundamental Representations shall be true and correct (other than de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such Company Fundamental Representations speak as of another date); and each of the remaining representations and warranties of the Company set forth in Article IV that are qualified as to a Company Material Adverse Effect shall be true and correct (as so qualified) and each of the remaining representations and warranties of the Company set forth in Article IV that are not so qualified shall be true and correct in all respects, except where the failure to be so true and correct, individually or in the aggregate does not and would not reasonably be expected to have a Company Material Adverse Effect, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

(b)The Company shall, and shall have caused the Target Companies to, have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(c)Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d)The Contribution Agreements, executed by the parties thereto, shall continue to be in full force and effect as of the Closing and shall not otherwise have been repudiated by a party thereto.

(e)The Support Agreements, executed by the parties thereto, shall continue to be in full force and effect as of the Closing and shall not otherwise have been repudiated by a party thereto.

(f)The Non-Competition and Non-Solicitation Agreements, executed by the parties thereto, shall continue to be in full force and effect as of the Closing and shall not otherwise have been repudiated by a party thereto.

(g)The Stockholder Approval shall have been duly obtained.

(h)The Company shall have delivered, or cause to be delivered, to Parent the following:

(i)the Certificate of Merger, duly executed by the Company;

(ii)a certificate signed by the Company certifying that each of the conditions specified in subsections (a), (b) and (c) of this Section 7.02 have been satisfied;

(iii)evidence reasonably satisfactory to Parent that the Liens identified as to be terminated at the Closing set forth on Section 4.08 of the Disclosure Schedule shall have been released (or committed to be released pursuant to payoff letters reasonably satisfactory to Parent) and completed copies of UCC-3 termination statements related to such Liens shall have been filed (or committed to be filed pursuant to payoff letters reasonably satisfactory to Parent);

(iv)resignations, effective as of the Closing Date, of each manager (if applicable), director (if applicable) and officer of each Target Company, in each case, as identified on Schedule 7.02(h)(iv);

(v)a certificate of good standing or existence of each Target Company issued as of a date not more than 10 days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State) of its jurisdiction of formation or incorporation;

(vi)a certificate of the Secretary of the Company certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of the Company’s Organizational Documents, as applicable, and (2) all requisite resolutions or actions of the Board of Directors approving the execution and delivery of this Agreement, the other Collateral Agreements and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of the Company executing any document, certificate or instrument relating to the Contemplated Transactions;

(vii)(A) a properly completed and duly executed Internal Revenue Service Form W-9 of the Company and (B) a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3) and 1.897-2(h) (including, for the avoidance, a notification cover letter to submit to the Internal Revenue Service in accordance with Applicable Law) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code;

(viii)the Allocation Schedule;

(ix)the Estimated Closing Statement;

(x)the Escrow Agreement, executed by the Stockholder Representative and the Escrow Agent;

(xi)evidence reasonably satisfactory to Parent that the Management Consulting Agreement, dated as of May 18, 2012, as it has been amended from time to time, by and between Glenbrook Consumer Partners, L.L.C., a Delaware limited liability company, and the Company has been terminated;

(xii)a proceeds direction letter, in a form reasonably acceptable to Parent, from each individual listed on Schedule 7.02(h)(xii) with respect to the payment to Parent TopCo of the reinvestment amounts set forth opposite such individual’s name therein, together with an executed subscription agreement and stockholders agreement, in a form reasonably acceptable to Parent, pursuant to such individual agrees to purchase such number of shares of Parent TopCo Common Stock having an aggregate value equal to such individual’s reinvestment amount as of the Closing;

(xiii)evidence reasonably satisfactory to Parent that any and all agreements between the Company and Banker, other than the indemnity obligations set forth in the Banker Letter Agreement, have been terminated effective as of the Closing.

(xiv)evidence reasonably satisfactory to Parent that Liens related to UCC-1 Financing Statement #20150561182 filed with the DE Secretary of State, with the Company as debtor and Web Bank as secured party, shall have been released and the UCC-1 Financing Statement #20150561182 has been terminated; and
(xv)a consent to a change of control in a form reasonably acceptable to Parent, from the counterparty to the agreements set forth in Schedule 7.02(h)(xv).

7.03    Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived by the Company in whole or in part):

(a)Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects, except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under this Agreement and to consummate the Contemplated Transactions, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

(b)Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent at or prior to the Closing Date.

(c)Parent shall have delivered, or cause to be delivered, to the Company the following:

(i)Estimated Adjusted Merger Consideration as set forth in Section 3.02(a);

(ii)the Certificate of Merger, duly executed by Merger Sub and Parent;

(iii)a certificate signed by an officer of Parent certifying that each of the conditions specified in subsections (a) and (b) of this Section 7.03 have been satisfied;

(iv)evidence reasonably satisfactory to the Company that the transactions contemplated by the Contribution Agreements, including the issuance of Parent TopCo Common Stock in exchange for the Contributed Company Common Stock, will be consummated at the Effective Time;

(v)the Escrow Agreement, executed by Parent;

(vi)the Binder Agreement, executed by Parent and the R&W Insurer, evidencing that coverage under the R&W Insurance Policy was bound as of the date of this Agreement, shall be in full force and effect;

(vii)certificates of good standing for Parent and Merger Sub issued as of a date not more than 10 days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State) of their respective jurisdictions of formation; and

(viii)a certificate of the Secretary of Parent and Merger Sub certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of Parent’s and Merger Sub’s Organizational Documents, and (2) all requisite resolutions or actions of Parent’s and Merger Sub’s board of directors approving the execution and delivery of this Agreement, the other Collateral Agreements and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of Parent and Merger Sub executing this Agreement and any other Collateral Agreement or other document, certificate or instrument relating to the Contemplated Transactions.

7.04    Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with Section 6.05.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

8.01    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)by mutual written consent of Parent and the Company;

(b)by either Parent or the Company if the Contemplated Transactions shall not have been consummated by December 4, 2020 (the “Outside Date”). The right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose willful failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(c)by either Parent or the Company, if a Governmental Entity shall have issued a Judgment or taken any other action having the effect of restraining, enjoining, or otherwise prohibiting the Contemplated Transactions; provided, however, that the Party seeking to terminate pursuant to this Section 8.01(c) shall have complied with its obligations under Section 6.06 and used its commercially reasonable efforts to have any such Judgment vacated or lifted;

(d)by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.02(a) or Section 7.02(b) at the Closing to not be satisfied by the Outside Date and which breach or failure, (i) if capable of being cured, shall not have been cured prior to the earlier of (1) the Outside Date and (2) 30 days following receipt by the Company of written notice of such breach or failure from Parent, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met, or (ii) has not been waived by Parent. The right to terminate this Agreement under this Section 8.01(d) shall not be available to Parent if Parent’s failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur; or

(e)by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.03(a) or Section 7.03(b) at the Closing to not be satisfied by the Outside Date and which breach or failure, (i) if capable of being cured, shall not have been cured prior to the earlier of (1) the Outside Date or (2) 30 days following receipt by Parent of written notice of such breach or failure from the Company, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met, or (ii)

has not been waived by the Company. The right to terminate this Agreement under this Section 8.01(e) shall not be available to the Company if the Company’s failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur; or

(f)by Parent, if the Stockholder Approval has not duly been obtained within twenty-four (24) hours following the date of this Agreement.

8.02    Termination Procedures. If Parent or the Company exercise their right to terminate this Agreement pursuant to Section 8.01 (other than pursuant to Section 8.01(a)), it shall deliver to the other Party a written notice specifying a reasonably detailed basis for termination; provided, however, that (a) Parent’s right to terminate this Agreement pursuant to Section 8.01(d) shall be subject to the cure period set forth in Section 8.01(d) and (b) the Company’s right to terminate this Agreement pursuant to Section 8.01(e) shall be subject to the cure period set forth in Section 8.01(e).

8.03    Effect of Termination.

(a)If this Agreement is terminated and the Contemplated Transactions are abandoned for any reason, the provisions of this Section 8.03 and Section 4.28, Section 5.07, Section 6.02(b), Section 6.13(a), Article X and Article XI shall survive termination and remain in full force and effect.

(b)If this Agreement is terminated as provided in subsections (a), (b), (c) or (f) of Section 8.01, then this Agreement shall become null and void and of no further force and effect and there shall be no liability on the part of any Party or any of its Affiliates, directors, officers, stockholders, partners, managers or Representatives, except to the extent of those provisions of this Agreement that expressly survive termination pursuant to Section 8.03(a).

(c)If this Agreement is terminated as provided in subsections (d) or (e) of Section 8.01, then such termination shall be without prejudice to any rights that the terminating Party may have against any breaching Party or other Person under the terms of this Agreement or otherwise, including, in the case of the Company as the terminating Party, a claim for damages using the consideration payable as Estimated Adjusted Merger Consideration as contemplated by this Agreement as a reference point, subject in all cases to the obligation of the Company to prove a breach occurred and to seek to mitigate its damages.

(d)The Confidentiality Agreement shall survive termination of this Agreement as provided therein. Parent shall promptly cause to be returned to the Company or its designated Representatives all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Parent’s investigation of the Target Companies’ respective businesses, operations, and legal affairs, including any copies made by Parent or its Representatives of any such documents or information and take all other such action as required by the Confidentiality Agreement.

ARTICLE IX
REMEDIES

9.01    Survival. Other than in the event of Fraud, all representations and warranties contained in this Agreement, or in any certificate delivered at Closing pursuant to this Agreement, shall terminate and be of no further force and effect on the Closing Date; provided, however, that, notwithstanding the foregoing, such termination of the representations and warranties shall not limit the rights of Parent or Merger Sub under the R&W Insurance Policy or against the Stockholders pursuant to Section 6.11 or Section 9.02. All covenants and agreements contained in this Agreement to be performed in whole at or prior to the Closing shall terminate upon the Closing. All covenants and agreements contained in this Agreement to be performed in whole or in part subsequent to the Closing Date shall survive the Closing for the period specified therein (or if no period has been specified then until such covenant or agreement has been fully performed).

9.02    Indemnification by the Stockholders.

(a)From and after the Closing, the Stockholders and their respective successors-in-interest following the date of this Agreement (collectively, the “Indemnifying Parties”), severally but not jointly, shall save, defend, indemnify and hold harmless Parent and its Affiliates (including the Surviving Corporation) and their respective representatives, successors and assigns of each of the foregoing (the “Parent Indemnified Parties”) from and against, and shall compensate each of the foregoing for any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorney’s fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (the “Losses”) arising in connection with:

(i)any Indebtedness of the Company or Company Transaction Expenses charged to Parent, Merger Sub, the Surviving Corporation, the Company or any of their Affiliates that shall not have been reflected in the Final Adjustment Amount;

(ii)any Change of Control Payment not accounted for in the Estimated Net Adjusted Merger Consideration; and

(iii)the Allocation Schedule.

(b)Notwithstanding anything to the contrary herein, with respect to indemnifiable Losses pursuant to Section 9.02(a), (i) the total liability of a Stockholder shall be limited to the aggregate amount of cash consideration actually received by such Stockholder pursuant to this Agreement (and shall, for the avoidance of doubt, exclude the value of any Contributed Company Common Stock contributed to Parent TopCo as part of the Stockholder Contribution), (ii) no Stockholder shall be liable for more than such Stockholder’s Common Proportionate Share of the amount of any indemnifiable Losses, (iii) the Stockholders shall be liable for such Losses only to the extent that such Losses exceed insurance proceeds actually realized by the Parent Indemnified Parties under the R&W Insurance Policy with respect to the applicable claim, and (iv) any limitation of liability in this Section 9.02(b) shall not apply in the case of Fraud committed by the Company or any Stockholder; provided, however, that, with respect to clause (iv), no Stockholder shall be responsible for more than such Stockholder’s Common Proportionate Share of the amount of the Loss associated with such Fraud.

(c)In the event a Parent Indemnified Party incurs a Loss for which such Parent Indemnified Party would be entitled to indemnification pursuant to Section 9.02(a), such Parent Indemnified Parties (i) must first recover such Loss through the R&W Insurance Policy in accordance with the provisions thereof; and (ii) thereafter may recover directly from the Indemnifying Parties.

(d)Other than with respect to the Parent Indemnified Parties’ obligation to pursue recovery from the R&W Insurance Policy, the Indemnifying Parties shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by such Parent Indemnified Party.

9.03    Non-Reliance of Parent and Merger Sub.

(a)PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT IN MAKING THEIR DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE CONTEMPLATED TRANSACTIONS, PARENT AND MERGER RELIED SOLELY UPON THEIR OWN INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, AND PARENT AND MERGER SUB ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF THE COMPANY, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (i) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE TARGET COMPANIES, (ii) THE EFFECT OF ANY CHANGE IN APPLICABLE LAW (INCLUDING FEDERAL OR STATE REGULATIONS) AFTER THE DATE OF THIS AGREEMENT, (iii) MERCHANTABILITY, (iv) FITNESS FOR ANY PARTICULAR PURPOSE, (v) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS OF THE TARGET COMPANIES, OR (vi) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE REGARDING THE TARGET COMPANIES, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO PARENT AND MERGER SUB, THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, AND PARENT AND MERGER SUB EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

(b)In connection with Parent’s and Merger Sub’s investigation of the Target Companies and the business conducted by and the assets of the Target Companies, Parent and Merger Sub have received from or on behalf of the Target Companies certain estimates, forecasts, plans and financial projections. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Parent and Merger are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans, and financial projections), and that Parent and Merger Sub shall have no claim against the Target Companies or any of their respective Representatives or Affiliates with respect thereto. Parent and Merger Sub acknowledge and agree that the Company makes no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).

9.04    Exclusive Remedy. After the Closing, other than claims of Fraud or as provided in Section 6.11, Parent, on its own behalf and on behalf of the Parent Indemnified Parties, hereby acknowledges and agrees that its sole and exclusive remedy against the Stockholders with respect to this Agreement or the Merger, or the negotiation, inducement to enter into, execution, or performance of this Agreement (including as a matter of contract, tort, equity, under or based upon any Applicable Law, or otherwise) shall be as set forth in this Article IX; provided, however, that this Section 9.04 shall in no way limit Parent’s rights to seek any remedy in connection with any breaches of covenants that survive the Closing pursuant to Section 9.01. At the Closing, without limiting the generality of the preceding sentence and other than claims of Fraud, no legal action sounding in tort or strict liability may be maintained by Parent or any Parent Indemnified Party.

9.05    No Limitation on Rights under R&W Insurance Policy. For the avoidance of doubt, the provisions of this Article IX shall in no way limit the rights of Parent or Merger Sub under the R&W Insurance Policy.

9.06    Tax Treatment of Indemnification Payments. The Parties agree that any indemnification payment pursuant to this Article IX or Section 6.11 shall be treated for applicable income Tax purposes as an adjustment to the Base Merger Consideration to the extent permitted by Applicable Law.

ARTICLE X
STOCKHOLDER REPRESENTATIVE

10.01    Designation. By virtue of the Stockholders that execute the Stockholder Approval, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, the Stockholders hereby designate Shareholder Representative Services LLC as of the Closing to serve as the Stockholder Representative of all the Stockholders as set forth in this Agreement for all purposes in connection with this Agreement and the agreements ancillary hereto. By signing this Agreement in the capacity of Stockholder Representative, Shareholder Representative Services LLC hereby accepts the appointment as the Stockholder Representative for purposes of this Agreement, the Escrow Agreement and the Payments Agreement.

10.02    Authority. Without limiting the foregoing, each Stockholder shall be deemed to appoint the Stockholder Representative as of the Closing as such Stockholder’s true and lawful representative, attorney-in-fact and agent (with full power of substitution) for all purposes in connection with this Agreement and the agreements ancillary hereto. Each Stockholder shall be deemed to grant the Stockholder Representative the full and exclusive power and authority to represent and bind such Stockholder with respect to all matters related to, arising under or pursuant to the duties of the Stockholder Representative under this Agreement and the agreements ancillary hereto (including the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken on such Stockholder’s behalf), including: (a) to bring, defend and/or resolve any claim made or threatened pursuant to Section 2.06 and Section 6.11; (b) to negotiate, settle, adjust or compromise any such claims (including the payment of funds from the Escrow Account and the Stockholder Representative Expense Account, as applicable, to Parent), bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (c) to act on behalf of such Stockholder in connection with the matters contemplated by Section 6.11; (d) to act on behalf of such Stockholder in reviewing the Closing Balance Sheet and Parent’s calculation of the Closing Working Capital Amount and making any objections to such amount and negotiating on behalf of such Stockholder in order to resolve any dispute relating to the Closing Working Capital Amount as contemplated by Sections 2.06; (e) to use reasonable efforts to enforce and protect the rights and interests of the Stockholders arising out of or under or in any manner relating to this Agreement and the Contemplated Transactions; (f) subject to Section 10.06, to execute and deliver all amendments and waivers to this Agreement and any and all other documents that the Stockholder Representative deems necessary, desirable or appropriate (g) to receive Stockholder Representative Expense Amount or, if necessary, additional funds, for the payment of expenses of the Stockholders and apply such the Stockholder Representative Expense Amount (or any additional funds, if applicable) in payment for such expenses, including, if applicable, paying to Parent, on behalf of the Stockholders, the amounts set forth in Section 6.11(b); (h) to receive service of process in connection with any claims under this Agreement. A decision, act, consent or instruction of the Stockholder Representative as to any of the foregoing matters shall constitute a decision of all the Stockholders and shall be final, binding and conclusive on each Stockholder. Parent may rely upon such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of every Stockholder. The Stockholder Representative, in its sole and absolute discretion, may, by written notice to Parent and the applicable Stockholders, decline to exercise the power and authority granted herein to act on behalf of and in the name of any or all Stockholders with respect to any or all matters specified in such written notice, without incurring any liability to any party to this Agreement in connection with or as a result of such declination. EACH STOCKHOLDER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE STOCKHOLDER REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY STOCKHOLDER.

10.03    Exculpation; Indemnification. Neither the Stockholder Representative nor any agent employed by it shall incur any liability of any kind to any Stockholder relating to the performance of its duties hereunder or under any agreements ancillary hereto for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of the Stockholders (or any of them), except in the case of the Stockholder Representative’s gross negligence or fraud. The Stockholder Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Stockholder Representative hereunder in good faith and in accordance with the advice of such counsel. The Stockholders shall indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the Stockholder Representative Expense Amount and (ii) any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, however, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

10.04    Approval of Actions. Each Stockholder hereby irrevocably agrees to be bound by all actions taken by the Stockholder Representative in its capacity as such within the scope of the Stockholder Representative’s duties under this Article X.

10.05    Expenses. Each Stockholder hereby acknowledges and agrees that any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Stockholder Representative may be reimbursed initially from the Stockholder Representative Expense Account to the extent of available funds therein.

10.06    Certain Limitations. Notwithstanding anything in this Agreement to the contrary, after the Closing the Stockholder Representative shall not agree to any amendment, modification or waiver of the provisions of this Agreement that (a) alters or changes from the provisions set forth in this Agreement the amount or kind of consideration to be received by the Stockholders, without the prior written consent of the Advisory Committee, or (b) adversely and disproportionately (in relation to the other Stockholders) affects the rights or obligations of any Stockholder under this Agreement, without the prior consent of the Advisory Committee.

10.07    Successor Representative. The Stockholder Representative may resign at any time subject to the terms of the Stockholder Representative Engagement Letter. Upon the disqualification or (upon not less than ten days’ prior written notice to Parent) resignation of the Stockholder Representative, a successor Stockholder Representative shall be promptly appointed (and in no event later than 15 days) by Stockholders who, together, were entitled to a majority of the Estimated Net Adjusted Merger Consideration at Closing who shall succeed the Stockholder Representative as the “Stockholder Representative” hereunder.

10.08    Stockholder Representative Expense Amount. Upon the Closing, Parent shall deliver the Stockholder Representative Expense Amount to the Stockholder Representative in accordance with Section 3.02(a)(iv), which shall be held by the Stockholder Representative in a segregated client account (the “Stockholder Representative Expense Account”) and shall be used for the purposes of paying directly or reimbursing the Stockholder Representative for any third party expenses pursuant to this Agreement. The Stockholders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. Stockholder Representative shall have no responsibility or liability for any loss of principal of the Stockholder Representative Expense Account other than as a result of its gross negligence or fraud. The Stockholders will not receive any interest or earnings on the Stockholder Representative Expense Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative shall disburse any remaining balance of the Stockholder Representative Expense Account to the Payments Administrator for further distribution to the Stockholders in accordance with their respective Common Pre-Contribution Proportionate Share. For Tax purposes, the Stockholder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing.

10.09    Limits on Liability of Stockholder Representative. Notwithstanding anything contained herein to the contrary, no Person serving as the Stockholder Representative shall have any liability in such capacity to Parent whatsoever (including, any direct liability, vicarious liability, or liability that Parent could in any way assert through other parties hereunder or through third parties), as a result of or for any act or omission made in good faith in connection with functioning as the Stockholder Representative, including any liability arising out of performance under this Agreement or any Collateral Agreement.

ARTICLE XI
GENERAL PROVISIONS

11.01    Disclosure Schedule. Each section of the Disclosure Schedule (including any supplement thereto) qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure is reasonably apparent on its face to such other representation or warranty. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of the Company, except as and to the extent expressly provided in the Agreement.

Inclusion of information in the Disclosure Schedule (including any supplement thereto) shall not be construed as an admission that such information is material to any Target Company or their respective assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not (a) be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement or (b) constitute an admission of liability or obligation to any third party. References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

11.02    Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of an ordinary acquiror and an ordinary target in an arm’s-length transaction.

11.03    No Third Party Liability. Except for the Stockholder Representative’s right to enforce Article X against the Stockholders, this Agreement may only be enforced against the named Parties. Except for the Stockholder Representative’s right to enforce Article X against the Stockholders, all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties; and no officer, director, manager, stockholder, member, employee or Affiliate of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

11.04    Assignment.

(a)This Agreement shall be binding upon: (i) the Company and its successors and assigns (if any); (ii) the Stockholder Representative and its successors and assigns (if any); (iii) Parent and its successors and assigns (if any); (iv) Merger Sub and its successors and assigns (if any); and (v) with respect to the Stockholder Representative’s right to enforce Article X, the Stockholders. This Agreement shall inure to the benefit of: (A) the Company; (B) the Stockholders; (C) the Stockholder Representative; (D) Parent; (E) Merger Sub; and (F) the respective successors and permitted assigns (if any) of the foregoing.

(a)None of Parent, Merger Sub, the Company, or the Stockholder Representative shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Parties’ prior written consent; provided, however, that Parent and, after the Closing, the Surviving Corporation may, without obtaining the consent of any other party hereto (including the Stockholder Representative), assign any of its rights and/or obligations under this Agreement to any of its Affiliates or to its lenders as collateral security or to any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Parent or, after the Closing, the Surviving Corporation (provided that if Parent or, after the Closing, the Surviving Corporation, as applicable, so assigns any of its obligations, it shall not be relieved of its obligations hereunder in respect of any such assignment).

11.05    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such successors and assigns) any legal or equitable rights hereunder, other than the Persons intended to benefit from the provisions of Section 6.09 (Indemnification; Directors and Officers Insurance), and Section 11.14 (Conflicts; Waiver Provision Respecting Legal Representation and Attorney-Client Confidential Information), each of whom shall be intended beneficiaries under this Agreement and have the right to enforce such provision directly in the event of a breach thereof. Without limiting the generality of the foregoing, no employee of the Company shall have any rights as an employee under this Agreement or any other related agreement(s) to which he or she is not personally a party. Nothing in this Agreement, express or implied, is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement or any right to a particular term or condition of employment, or is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

11.06    Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by electronic mail or other customary means of electronic communication, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth on Schedule 11.06 or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail or other customary means of electronic communication, on the date sent if either (i) confirmation of receipt is received or (ii) such notice is promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

11.07    Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including in “portable document format” or “PDF”) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile, portable document format (.pdf), or other electronic means shall be deemed to be their original signatures for all purposes.

11.08    Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

11.09    Amendments.

(a)Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)Any provision of this Agreement may be amended or waived by the Stockholder Representative after the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and the Stockholder Representative (on behalf of itself or, subject to compliance with Section 10.06, the Stockholders) or, in the case of a waiver, by each Party against whom the waiver is to be effective, it being understood that is the Stockholder Representative is signing the waiver on behalf of the Stockholders it must be after compliance with Section 10.06.

(c)No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.10    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.11    Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflict-of-law principles thereof.

(b)Except to the extent contemplated by Section 2.06, any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including for specific performance in accordance with Section 11.12) shall be brought or otherwise commenced in the Delaware Court of Chancery. Each Party:

(i)expressly and irrevocably consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery (and each appellate court located in the State of Delaware) in connection with any such Proceeding;

(ii)agrees that the Delaware Court of Chancery shall be deemed to be a convenient forum; and

(iii)agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in the Delaware Court of Chancery, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)In the event that the Delaware Court of Chancery does not accept jurisdiction in accordance with Section 11.11(b), each Party hereby expressly and irrevocably agrees that any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement shall be brought exclusively in the United States District Court for the District of Delaware.

(d)EACH PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY PROCEEDING IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT.

11.12    Specific Performance. The Parties agree that: (a) in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, the other Parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.13    Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

(b)Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections,” “Schedules,” “Disclosure Schedule” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Disclosure Schedule to this Agreement, Schedules of this Agreement and Exhibits to this Agreement.

(e)The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement.

(f)The word “or” is not exclusive.

(g)All references herein to “$” or dollars shall refer to United States dollars.

(h)The phrase “made available” when used in this Agreement means, with respect to any document or information, that the same has been uploaded to the virtual data room established by the Company with Datasite or transmitted to Parent or its Representatives.

(i)The headings contained in this Agreement, any Exhibit or Schedule hereto, the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

11.14    Conflicts; Waiver; Provision Respecting Legal Representation and Attorney-Client Confidential Information.

(a)Each of the Parties acknowledge and agree, on its own behalf and on behalf of its Representatives and Affiliates, that each Target Company is a client of Brownstein Hyatt Farber Schreck, LLP (“BHFS”), and that BHFS does not represent in this matter any of the Stockholders or any other Entities whose interests in this matter are being represented by those individual stockholders. After the Closing, it is possible that BHFS will represent the Stockholder Representative and its respective Affiliates (individually and collectively, the “Stockholder Group”) in connection with any claims made pursuant to, or dispute arising under, this Agreement (a “Dispute”). Parent and Merger Sub hereby agree (on their own behalf and on behalf of their Representatives and Affiliates (including those acquired or formed after the date of this Agreement) (individually and collectively, the “Parent Group”)) that BHFS (or any successor) may represent the Stockholder Group in the future in connection with any Dispute. BHFS (or any successor) may serve as counsel to the Stockholder Group or any director, member, partner, officer, employee, Representative, or Affiliate of the Stockholder Group, in connection with any Dispute and Parent hereby consents and waives (on its own behalf and on behalf of any other member of the Parent Group) any conflict of interest arising therefrom (including any direct conflict) and, to the extent necessary, Parent shall cause each of its Affiliates (including the other members of the Parent Group) to consent to waive any conflict of interest (including any direct conflict) arising from such representation. Parent acknowledges (on its own behalf and on behalf of the other members of the Parent Group) that such consent and waiver is voluntary, has been carefully considered and made after consultation with counsel.

(b)Parent acknowledges and agrees that BHFS has obtained confidential information of the Target Companies (the “Attorney-Client Confidential Information”) in connection with its representation of the Target Companies in the Contemplated Transactions. The Attorney-Client Confidential Information includes all communications, whether written or electronic, including any communications between BHFS and the Target Companies and its Representatives and Affiliates, all files, attorney notes, drafts or other documents primarily relating to this Agreement and the Contemplated Transactions which predate the Closing (collectively, the “BHFS Work Product”). In the event of a Dispute, to the extent that any Attorney-Client Confidential Information is in BHFS’s possession as of the Closing Date, such Attorney-Client Confidential Information may be used on behalf of the Stockholder Representative in connection with such Dispute at the sole discretion of the Stockholder Representative. In any Dispute, Parent waives (on its own behalf and on behalf of the other members of the Parent Group) the right to present any BHFS Work Product as evidence in any action arising out of or related to any Dispute. Parent acknowledges that the Stockholder Group and BHFS are the sole holders of the attorney-client privilege with respect to the BHFS Work Product and Parent waives (on its own behalf and on behalf of the other members of the Parent Group) the right to access any

BHFS Work Product. To the extent that the BHFS Work Product constitutes property of the client, following the Closing, only the Stockholder Group shall hold such right and BHFS shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any Target Company, or any member of the Parent Group by reason of the attorney-client relationship between BHFS and any Target Company or otherwise. Parent hereby consents (on its own behalf and on behalf of the other members of the Parent Group) to the disclosure and use by BHFS for the benefit of the Stockholders and the Stockholder Representative of any information (confidential or otherwise) disclosed to it by any Target Company (including by their respective Representatives and Affiliates) prior to the Closing Date. Parent further agrees (on its own behalf and on behalf of the other members of the Parent Group) that, as to all communications between BHFS and any Target Company (or their respective Representatives and Affiliates) that relate to this Agreement and the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Stockholder Representative and may be controlled by the Stockholder Representative and shall not pass to or be claimed by Parent or any Target Company. Notwithstanding the foregoing, in the event that a dispute arises between Parent any Target Company and a third party other than a Party to this Agreement after the Closing, no Target Company may assert the attorney-client privilege to prevent disclosure of confidential communications by BHFS to such third party; provided, however, that no Target Company may waive such privilege without the prior written consent of BHFS, which consent shall not be unreasonably withheld, conditioned or delayed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PARENT:

BOA PARENT INC.

By:	/s/ Zach Sawtelle
Name: Zach Sawtelle
Title: Secretary

MERGER SUB:

BOA MERGER SUB INC.

By:	/s/ Zach Sawtelle
Name: Zach Sawtelle
Title: Secretary

COMPANY:

REEL HOLDING CORP.

By:	/s/ R. Shawn Neville
Name: R. Shawn Neville
Title: President & Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Its: Managing Director